Exhibit 10.6

Execution Version

FINANCING AGREEMENT

Dated as of August 9, 2022

by and among

WAG! GROUP CO.,

as Parent,

CHW MERGER SUB, INC.

(to be merged with and into Wag Labs, Inc.)

as Borrower,

PARENT AND EACH SUBSIDIARY OF THE BORROWER
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

BLUE TORCH FINANCE, LLC,
as Administrative Agent and Collateral Agent

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE TERM LOANS ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THE TERM LOANS MAY BE DIRECTED TO WAG LABS, INC. AT 55 FRANCISCO STREET SAN FRANCISCO, CALIFORNIA 94133.

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Immaterial Subsidiaries
Schedule 1.01(D)	Permitted Holders
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of SOFR Notice
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Intercompany Subordination Agreement
Exhibit G	Forms of U.S.Tax Compliance Certificate

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FINANCING AGREEMENT

Financing Agreement, dated as of August 9, 2022, by and among Wag! Group Co. (formerly known as CHW Acquisition Corporation), a Delaware corporation (the “Parent”), CHW Merger Sub, Inc. a Delaware corporation (“Merger Sub” and, at any time prior to the consummation of the Merger (as defined below), the “Borrower”) (which, following the consummation of the Merger, shall be succeeded by Wag Labs, Inc., a Delaware corporation, and, following the consummation of the Merger, the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Blue Torch Finance, LLC, a Delaware limited liability company (“Blue Torch”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Blue Torch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a term loan in the aggregate principal amount of $32,165,377.48. The proceeds of the term loan shall be used for working capital and other general corporate purposes of the Borrower and its subsidiaries and to pay fees and expenses in connection with the transactions contemplated by this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I.
DEFINITIONS; CERTAIN TERMS

Section 1.01      Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Accounts” means one or more accounts designated by the Administrative Agent at a bank designated by the Administrative Agent from time to time as the accounts into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Money Laundering Laws” means all terrorism or money laundering Requirements of Law, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law of those jurisdictions in which the Loan Parties do business or otherwise or are subject to prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 9.00% per annum, and (b) any SOFR Loan or any portion thereof, 10.00% per annum.

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“Applicable Premium” means as of the date of the occurrence of an Applicable Premium Trigger Event:

(i)            during the period from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to the Make-Whole Amount, plus an amount equal to 3.0% times the aggregate principal amount of the Term Loans being paid on such date;

(ii)            during the period after the First Period up to and including the date that is the second anniversary of the Effective Date, an amount equal to 2.0% times the aggregate principal amount of the Term Loans being paid on such date; and

(iii)            thereafter, zero.

“Applicable Premium Trigger Event” means

(a)            any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment, other than (x) any prepayment made pursuant to Section 2.05(c)(v) and (y) any regularly scheduled amortization payment made pursuant to the first sentence of Section 2.03(b)) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(b)            the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, director, chief operating officer, chief financial officer, secretary, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

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(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Blue Torch” has the meaning specified therefor in the preamble hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board Observer” has the meaning specified therefor in Section 7.01(q).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“BOD Meeting” has the meaning specified therefor in Section 7.01(q).

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

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“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means

(a)            marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one year from the date of acquisition thereof;

(b)            commercial paper, maturing not more than one year after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s;

(c)            certificates of deposit maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof;

(e)            money market accounts maintained with mutual funds (which mutual funds shall have assets in excess of $2,500,000,000), which assets are primarily comprised of Cash Equivalents described in another clause of this definition;

(f)            marketable tax exempt securities rated A-1 or higher by Moody’s or A or higher by Standard & Poor’s, in each case, maturing within one year from the date of acquisition thereof; and

(g)            in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (f) above in respect of each country that is a member of the Organization for Economic Co-operation and Development.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)            the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty,

(b)            any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or

(c)            the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)            the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 50% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

(b)            the Parent shall cease to have direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) (other than any Permitted Holder or any group directly or indirectly controlled by a Permitted Holder) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries or such lesser amount that it owns on the Effective Date or, if later, the date it becomes a Loan Party or Subsidiary (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens);

(c)            a “Change of Control” (or any comparable term or provision) under or with respect to any documents governing the Equity Interests with a market value in excess of $250,000 or Material Indebtedness (not including the Indebtedness under the Paycheck Protection Program as administered by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act) of the Parent or any of its Subsidiaries (to the extent such Change of Control or event of default thereof is not otherwise waived in accordance with such governing documents); or

(d)            the Equity Interests of the Parent cease to be publicly listed a on the New York Stock Exchange, the Nasdaq Stock Market or other national securities exchange.

“CHW Entities” means Parent and Merger Sub.

“Class” means all Loans with the same terms and conditions.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted to the Collateral Agent by such Loan Party pursuant to any Loan Documents as security for all or any part of the Obligations; provided that in no event shall “Collateral” include Excluded Property (as defined in the Security Agreement).

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“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collateral Documents” means, collectively, the Security Agreement, each Mortgage, any joinders or supplements thereto, each Intellectual Property Security Agreement and each other agreement, document or instrument that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit E, duly executed by an Authorized Officer of the Parent.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.08 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)            the Consolidated Net Income of such Person for such period, plus

(b)            without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)            any provision for United States federal income taxes or other taxes measured by net income,

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(ii)            Consolidated Net Interest Expense,

(iii)          any loss from extraordinary items, in an aggregate amount not to exceed 10% of Consolidated EBITDA, prior to giving effect to such cap;

(iv)          any depreciation and amortization expense,

(v)           any aggregate net loss on the Disposition of property (other than accounts and inventory) outside the ordinary course of business, and

(vi)          any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory),

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(c)            without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)            any credit for United States federal income taxes or other taxes measured by net income,

(ii)           any gain from extraordinary items,

(iii)          any aggregate net gain from the Disposition of property (other than accounts and inventory) outside the ordinary course of business, and

(iv)          any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest;

(v)           in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:

(a)            the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary,

(b)            the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and

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(c)            the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period,

(a)            gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less

(b)            the sum of

(i)            interest income for such period and

(ii)            gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus

(c)            the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation,

(a)            the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor,

(b)            the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and

(c)            any obligation of such Person, whether or not contingent,

(i)            to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii)            to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

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(iii)            to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv)            otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof;

provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) or otherwise to perfect security over such account to the Collateral Agent.

“Cure Right” has the meaning specified in Section 9.02.

“Current Value” has the meaning specified therefor in Section 7.01(b).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, restructuring plan, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disbursement Letter” means a disbursement letter, in form and substance satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor or sub-licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include

(a)            the sale or other disposition for value of any contracts,

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(b)            any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law,

(c)            the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or

(d)            any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a)            matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments),

(b)            is redeemable at the option of the holder thereof, in whole or in part,

(c)            provides for the scheduled payments of dividends or distributions in cash, or

(d)            is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date.

“Disqualified Institution” or “Disqualified Institutions” means

(a)            a list of entities identified in writing by name by the Borrower to the Agents on or prior to August 9, 2022,

(b)            any other Person that is an actual or potential competitor of any Loan Party or any of its Subsidiaries that is separately identified in writing by name by the Borrower or the Loan Parties to the Agents on or prior to August 9, 2022 or from time to time after the Effective Date, and

(c)            any Affiliate of any Person identified in clause (a) or (b) above that is clearly identified in writing by the Borrower or the Loan Parties to the Administrative Agent from time to time after the Effective Date or that is reasonably identified on the basis of such Affiliate’s name.

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For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the Effective Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender, but such assignee shall not be able to increase its Commitments under, or participation interests in, the Term Loans, and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified therefor in Section 5.01.“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to contribute to.

“Environmental Claim” means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or (ii) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

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“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of, from, or based upon

(a)            any Environmental Claim,

(b)            any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit,

(c)            any actual, alleged or threatened Release of, or exposure to, Hazardous Materials,

(d)            any Remedial Action,

(e)            any adverse environmental condition or

(f)            any contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing clauses (a)-(f).

“Environmental Lien” means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Documents” means each of the following:

(a)            the Registration Rights Agreement, duly executed by the Parent;

(b)            the Warrant Agreement; and

(c)            the Warrants.

“Equity Interests” means

(a)            all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and

(b)            all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

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“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means

(a)            the occurrence of a Reportable Event with respect to any Pension Plan;

(b)            the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(c)            a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA);

(d)            a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA;

(e)            the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA;

(f)            the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA;

(g)            the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(h)            the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA;

(i)            the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

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(j)            the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Internal Revenue Code or under Section 409, Section 502(e), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan, to the extent it would result in a Material Adverse Effect;

(k)            the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates;

(l)            the assertion of a claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Plan or Multiemployer Plan;

(m)            the imposition on any Loan Party of any material fine, excise tax or penalty with respect to any Employee Plan or Multiemployer Plan resulting from any noncompliance with any Requirements of Law;

(n)            the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or

(o)            the occurrence of any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes, healthcare and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) trust accounts, tax accounts (including sales tax accounts), escrow defeasance and redemption accounts, fiduciary and trust accounts, (c) deposit accounts holding cash collateral or other deposits that constitute Permitted Liens and (d) any Petty Cash Accounts and any zero balance accounts.

“Excluded Subsidiary” means

(a)            any Subsidiary owned directly or indirectly by the Borrower that is (i) a Foreign Subsidiary that is a CFC or a Domestic Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC or (ii) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist directly or indirectly of equity interests (or equity interests and indebtedness) of (A) one or more Foreign Subsidiaries that is a CFC and/or (B) Subsidiaries described in this clause (a)(ii) of this definition (a “FSHCO”); provided, that no CFC or FSHCO shall be excluded if the provision of a guarantee by such CFC or FSHCO would not result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Internal Revenue Code) to the Parent and its subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent;

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(b)            any Subsidiary where providing a guarantee by such Subsidiary would result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Internal Revenue Code) to Borrower, any other Loan Party or any of their respective Subsidiaries (as reasonably determined by Borrower in consultation with the Administrative Agent); provided that prior to and upon formation or acquisition of any Foreign Subsidiary or FSHCO, Parent and its Subsidiaries shall use commercially reasonable efforts to mitigate or eliminate any adverse tax consequences under Section 956 of the Internal Revenue Code that would result from the provision of guarantee by any such entity,

(c)            any Subsidiary (i) that is prohibited by applicable Requirements of Law or third party Contractual Obligation (which Contractual Obligation exists on the Effective Date or at the time of acquisition of such Subsidiary and is not entered into in contemplation of the Effective Date or such acquisition) from providing a Guaranty, or (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty that has not been obtained (unless such consent, approval, license or authorization has been received, or is not received after commercially reasonable efforts to obtain the same, which efforts may be requested by the Agents),

(d)            any Immaterial Subsidiary that is formed or acquired after the Effective Date,

(e)            any Subsidiary acquired pursuant to a Permitted Acquisition that has incurred secured Indebtedness (not incurred in contemplation of such Permitted Acquisition) and any Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor,

(f)            any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended,

(g)            any joint venture, and

(h)            any other Foreign Subsidiary, in each case, that is formed or acquired after the Effective Date only to the extent that the cost, burden, difficulty or consequence of providing a Guaranty (for the avoidance of doubt, such burden, cost, difficulty or consequence shall include any tax consequences under Section 956 of the Internal Revenue Code) outweighs the benefit afforded thereby (or such guarantee requirements may otherwise be limited) as reasonably determined by the Borrower and the Collateral Agent; provided that, prior to and upon formation or acquisition of any Foreign Subsidiary or FSHCO, Parent and its Subsidiaries shall use commercially reasonable efforts to mitigate or eliminate any adverse tax consequences under Section 956 of the Internal Revenue Code that would result from the provision of guarantee by any such entity.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient,

(a)            Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)            in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c)            Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and

(d)            any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof) and consisting of proceeds of insurance (including business interruption insurance proceeds) from casualty or condemnation events (other than to the extent such insurance proceeds are (i) payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds). For the avoidance of doubt, Extraordinary Receipts shall not include any tax refunds.

“Facility” means the interests (whether fee or leasehold) in real property (wherever located) (A) with a Current Value (as defined below) in excess of $200,000 in the case of a fee interest, or (B) requiring the payment of annual base rent exceeding in the aggregate $50,000 in the case of leasehold interest, in each case identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

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“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“FCPA” has the meaning specified therefor in the definition of Anti-Corruption Laws.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day's Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York, as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means collectively, (x) the fee letter, dated as of February 2, 2022, among the Parent and Blue Torch Capital LP, and (y) the fee letter, dated as of February 2, 2022, among the Borrower and Blue Torch Capital LP.

“Final Maturity Date” means August 9, 2025; provided that if such day is not a Business Day, then the immediately preceding Business Day.

“Financial Statements” means

(a)            the audited consolidated balance sheet of Target and its Subsidiaries for the Fiscal Year ended December 31, 2019, December 31, 2020, December 31, 2021, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended,

(b)            the unaudited consolidated balance sheet of Target and its Subsidiaries for the three, six, nine and twelve months ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, and the related consolidated statement of operations, shareholder’s equity and cash flows for the three, six, nine and twelve months then ended,

(c)            the unaudited consolidated monthly balance sheet of Target and its Subsidiaries for the months ended between January 31, 2022 and May 31, 2022, and the related monthly consolidated statement of operations, and

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(d)            a pro forma consolidated balance sheet as to the Parent and its subsidiaries giving effect to the Merger as of the last day of the most recent financial statements delivered pursuant to the foregoing clause (b), prepared immediately after giving pro forma effect to the consummation of the Merger as if the Merger had occurred as of such date, which pro forma consolidated balance sheet need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Floor” means a rate of interest equal to 1.00%.

“Forbes JV” means that certain proposed joint venture with Forbes Marketplace Operations Inc. for an investment by Compare Pet Insurance Services, Inc. of up to $2.0 million in exchange for 49% interest in such joint venture.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Requirement of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any required contribution or payment under any Requirement of Law within the time permitted by any Requirement of Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Subsidiary under any law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any Requirement of Law and that would reasonably be expected to result in the incurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or any Subsidiary of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any Requirement of Law.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“Funds Certain Provision” has the meaning specified therefor in Section 5.01.

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“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements; provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means,

(a)            with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)            with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement;

(c)            with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and

(d)            with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) the Parent, the Borrower (except as to its own obligations), each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

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“Hazardous Material” means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste or is otherwise characterized by words of similar import under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(c).

“Immaterial Subsidiary” means, at any time, any Subsidiary that

(i)            contributed 2.5% or less of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered,

(ii)            contributed 2.5% or less of the revenues of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, and

(iii)            had assets representing 2.5% or less of the total consolidated assets of the Parent and its Subsidiaries on the last day of the most recently ended period for which financial statements have been delivered;

provided, if at any time and from time to time after the Effective Date, Immaterial Subsidiaries comprise in the aggregate more than 5.0% of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, or more than 5.0% of the revenues of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered or more than 5.0% of the consolidated assets of the Parent and its Subsidiaries as of the end of the most recently ended period for which financial statements have been delivered, then the Parent shall, not later than thirty days after the date by which financial statements for such period are required to be delivered (or such longer period as the Administrative Agent may agree in its sole discretion), designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true. As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.01(C).

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“Indebtedness” means, with respect to any Person, without duplication,

(a)            all indebtedness of such Person for borrowed money;

(b)            all obligations of such Person for the deferred purchase price of property or services to the extent constituting liabilities under GAAP (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and any earn-out, purchase price adjustment or similar obligation is earned, due and payable);

(c)            all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made;

(d)            all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property;

(e)            all Capitalized Lease Obligations of such Person;

(f)            all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities;

(g)            all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements;

(h)            all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(i)            all Contingent Obligations in respect of Indebtedness;

(j)            all Disqualified Equity Interests; and

(k)            all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture partner.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Security Agreements” mean, collectively, short-form security agreements in respect of Intellectual Property issued by, or registered or applied for in the United States Patent and Trademark Office (“USPTO”) or the United States Copyright Office (“USCO”), in each case, substantially in the forms of Annexes B, C and D to the Security Agreement, entered into by the applicable Loan Parties dated the Effective Date, together with each other intellectual property security agreement or intellectual property security agreement supplement executed and delivered pursuant to the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement, substantially in the form of Exhibit F, made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending 3 months thereafter; provided, however, that

(a)            if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)–(e) below) to the next succeeding Business Day,

(b)            interest shall accrue at the applicable rate based upon the Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires,

(c)            any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(d)            with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, as applicable, and

(e)            the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

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“Investment” means, with respect to any Person,

(a)            any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person),

(b)            the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or

(c)            any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means the amount of Qualified Cash on-hand of the Loan Parties, plus the amount of availability under any revolving credit facility of the Loan Parties.

“Loan” means the Term Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office.

“Loan Document” means this Agreement, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, any Intercompany Subordination Agreement, any Joinder Agreement, any Collateral Document, the VCOC Management Rights Agreement, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered by any Loan Party pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation; provided, the Loan Documents shall not include the Equity Documents or Merger Documents.

“Loan Party” means the Borrower and any Guarantor.

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“Make-Whole Amount” means, as of any date of determination, an amount equal to the difference (which shall not be zero or less than zero) between

(A)            the aggregate amount of interest (including, without limitation, (x) interest payable in cash, in kind or deferred and (y) if applicable, interest at the Post-Default Rate) which would have otherwise been payable on the principal amount of the Term Loans prepaid on such date (assuming the rate in effect on the date of such prepayment remains in effect until the first anniversary of the Effective Date) from the date of prepayment until the first anniversary of the Effective Date), minus

(B)            the aggregate amount of interest the Lenders would earn if the prepaid principal amount of the Loans were reinvested for the period from the date of prepayment until the first anniversary of the Effective Date at the Treasury Rate.

“Material Adverse Effect” means

(i) on the Effective Date, a Company Material Adverse Effect (as defined in the Merger Agreement on the date thereof) and

(ii) after the Effective Date, a material adverse effect on any of

(A)            the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole,

(B)            the ability of the Loan Parties taken as a whole to perform any of their payment Obligations or other material obligations under any Loan Document,

(C)            the legality, validity or enforceability of this Agreement or any other Loan Document,

(D)            the rights and remedies, taken as a whole, of any Agent or any Lender under any Loan Document, or

(E)            the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $1,000,000.

“Material Contract” means, with respect to any Person,

(a)            All Material Contracts listed in Schedule 4.16(a) of the Merger Agreement,

(b)            each contract or agreement (other than this Agreement) to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of such Person or such Subsidiary, (ii) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium and (iii) contracts not material to the operation of the business of such Person or such Subsidiary and in respect of which any termination would not have any adverse effect on the operation of the business of such Person or such Subsidiary) and

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(c)            all other contracts or agreements (other than this Agreement) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness for borrowed money or, without duplication, any guarantees thereof with an aggregate principal amount outstanding in excess of $250,000 (other than any such Indebtedness between or among Loan Parties).

“Merger” means the merger of CHW Merger Sub Inc. and Wag Labs, Inc., with Wag Labs, Inc. surviving the merger as a wholly-owned direct subsidiary of the Parent.

“Merger Agreement” means that certain business combination agreement, dated as of February 2, 2022, by and between the Parent, CHW Merger Sub Inc. and the Borrower, as in effect on the date hereof.

“Merger Documents” means the Merger Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith; provided, the Merger Documents shall not include the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only

(a)            in the case of any Disposition or the receipt of any Extraordinary Receipts, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement),

(b)            reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith,

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(c)            transfer taxes or other similar taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and

(d)            (i) net income taxes or other similar taxes to be paid in connection therewith (after taking into account any tax sharing arrangements or tax distribution), in each case, to the extent, but only to the extent, that the amounts so deducted are (A) actually paid to a Person and (B) properly attributable to such transaction or to the asset that is the subject thereof and (ii) reasonable amounts provided as a reserve in accordance with GAAP in respect of amounts described in clause (i) (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds).

“New Facility” has the meaning specified therefor in Section 7.01(b).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include

(a)            the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under the Loan Documents, and

(b)            the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

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“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 150 East 58th Street, 18th Floor, New York, New York 10155, or at such other office or offices, account or accounts, of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Periodic Term SOFR Determination Day” has the meaning specified therefor in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by a Loan Party (other than the Parent) or any Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)            no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)            to the extent the Acquisition will be financed in whole or in part with the proceeds of any Indebtedness (other than this Loan and other than borrowings under a revolving credit facility), the Borrower shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, immediately after giving effect to the consummation of such Acquisition, the incurrence of such Indebtedness, the use of proceeds thereof and any related pro forma adjustments thereto, calculated on a pro forma basis as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.01(a)(ii), with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition;

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(c)            with respect to any Acquisition for consideration in excess of $5.0 million Purchase Price Consideration paid at the time of such Acquisition and $2.5 million in Purchase Price Earn-Out, the Borrower shall have furnished to the Agents upon the earlier of (x) the execution of the definitive acquisition agreement for such Acquisition and (y) 10 Business Days prior to the consummation of such Acquisition:

(i)            copies of any definitive term sheets and/or commitment letters (setting forth in reasonable detail the terms and conditions of such Acquisition) and such other information and documents that any Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith,

(ii)            pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition,

(iii)            a quality of earnings report, and

(iv)            solely to the extent prepared by or available to the Borrower in connection therewith, a financial model prepared for such Acquisition;

(d)            [reserved];

(e)            such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(f)            the Borrower shall have Liquidity in an amount equal to or greater than $10 million immediately after giving effect to the consummation of the proposed Acquisition;

(g)            [reserved];

(h)            unless expressly approved by the Administrative Agent in its sole discretion, the Consolidated EBITDA of the person or business to be acquired shall be greater than negative $2,000,000;

(i)            the Purchase Price payable in respect of all Acquisitions shall not exceed $5,000,000 in Purchase Price Consideration and $2,500,000 in Purchase Price Earn-Out (or in each case such larger amount as the Administrative Agent may agree in its sole discretion in writing (which writing may be by e-mail)) in the aggregate during the term of this Agreement (unless such Purchase Price (other than amounts paid for fees, costs and expenses) is in the form of common Equity Interests); provided, the Purchase Price (other than amounts paid for fees, costs and expenses) payable in respect of persons that will not become a Loan Party and/or assets that will not be pledged as Collateral shall not exceed $500,000;

(j)            the Acquisition is not “hostile” and the Loan Party or assets acquired are in the same line of business as the Borrower and its Subsidiaries or a line of business that is reasonably related, incidental, complementary or ancillary thereto; and

(k)            any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition.

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“Permitted Cure Equity” means Qualified Equity Interests of the Parent.

“Permitted Disposition” means:

(a)            sale of inventory in the ordinary course of business;

(b)            licensing or sub-licensing of Intellectual Property rights on a non-exclusive basis (i) in the ordinary course of business or (ii) in a manner that does not materially interfere with the business of the Parent or any of its Subsidiaries, provided that, in each case, such licensing or sub-licensing is not materially adverse to the interests of the Secured Parties;

(c)            leasing or subleasing or licensing or sublicensing assets (other than Intellectual Property) in the ordinary course of business;

(d)            the lapse, expiration, abandonment, invalidation, discontinuance, termination, cancellation, sale, transfer or other disposition of any Registered Intellectual Property, which is (i)  not economically desirable or useful in the conduct of the business of the Parent or any of its Subsidiaries or (ii) in the ordinary course of business, so long as (in each case under clauses (i) and (ii)), such lapse, expiration, abandonment, invalidation, discontinuance, termination, cancellation, sale, transfer or other disposition is not materially adverse to the interests of the Secured Parties;

(e)            any involuntary loss, damage or destruction of property;

(f)            any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)            so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from the Parent or any of its Subsidiaries (other than the Borrower) to a Loan Party (other than the Parent), (ii) among Loan Parties (other than the Parent) and (iii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(h)            use or transfer of money or Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(i)            the granting of Permitted Liens and the making of Permitted Investments and Permitted Restricted Payments;

(j)            Disposition of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k)            the sale or disposition of equipment, to the extent that (i) the fair market value of such equipment or other assets is no greater than $500,000 and (ii) such equipment or other assets are exchanged for credit against the purchase price of similar replacement equipment or assets and for not less than the fair market value of such equipment;

(l)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

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(m)            Disposition, including any write-downs or write-offs, of obsolete or worn-out equipment in the ordinary course of business;

(n)            Disposition of property or assets not otherwise permitted in clauses (a) through (m) above for cash in an aggregate amount not less than the fair market value of such property or assets;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition)

(1)            in the case of clauses (m) and (n) above, do not exceed $500,000 in the aggregate in any Fiscal Year and

(2)            in all cases,

are paid to the Administrative Agent for the benefit of the Agents and the Lenders to the extent required pursuant to the terms of Section 2.05(c)(ii).

“Permitted Holders” means the equity holders of the Parent listed on Schedule 1.01(D) as of the Effective Date.

“Permitted Indebtedness” means:

(a)            any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)            any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)            Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)            Permitted Intercompany Investments;

(e)            Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)            the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h)            Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

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(i)            contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(j)            Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements entered into in the ordinary course of business with an officer or employee of any Loan Party or its Subsidiaries;

(k)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(l)            guarantees by the Parent of Indebtedness of a Subsidiary or Guarantees by a Subsidiary of Indebtedness of the Parent or any Subsidiary with respect, in each case, to Indebtedness otherwise constituting Permitted Indebtedness hereunder; provided, that (i) if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the guarantee shall also be unsecured and/or subordinated to the Obligations and (ii) such guarantees shall be a Permitted Intercompany Investment;

(m)            Indebtedness in respect of letters of credit, bank guarantees or similar instruments in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(n)            Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $500,000 at any one time outstanding; provided, that such Indebtedness

(i)            is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility,

(ii)            was in existence prior to the date of such Permitted Acquisition, and

(iii)            was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(o)            unsecured Indebtedness owing to the Seller that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as

(i)            the aggregate principal amount for all such Indebtedness (when combined with Indebtedness permitted pursuant to clauses (p) and (q) hereunder) does not exceed $2,000,000 at any one time outstanding,

(ii)            no Event of Default has occurred and is continuing or would result therefrom,

(iii)            such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Collateral Agent,

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(iv)            such unsecured Indebtedness does not mature prior to the date that is 12 months after the Final Maturity Date,

(v)            such unsecured Indebtedness does not amortize until 12 months after the Final Maturity Date,

(vi)            such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Final Maturity Date, and

(vii)            such Indebtedness is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to the Collateral Agent; and

(p)            unsecured Indebtedness of the Parent that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as

(i)            the aggregate principal amount for all such Indebtedness (when combined with Indebtedness permitted pursuant to clauses (o) and (q) hereunder) does not exceed $2,000,000 at any one time outstanding,

(ii)            no Event of Default has occurred and is continuing or would result therefrom,

(iii)            such unsecured Indebtedness is not incurred for working capital purposes,

(iv)            such unsecured Indebtedness does not mature prior to the date that is 12 months after the Final Maturity Date,

(v)            such unsecured Indebtedness does not amortize until 12 months after the Final Maturity Date,

(vi)            such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Final Maturity Date, and

(vii)            such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent; and

(q)            Subordinated Indebtedness (other than Subordinated Indebtedness described in clause (o) or (p) above), so long as

(i)            the aggregate principal amount for all such Indebtedness (when combined with Indebtedness permitted pursuant to clauses (o) and (p) hereunder) does not exceed $2,000,000 at any one time outstanding,

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(ii)            no Event of Default has occurred and is continuing or would result therefrom,

(iii)            such unsecured Indebtedness is not incurred for working capital purposes,

(iv)            such unsecured Indebtedness does not mature prior to the date that is 12 months after the Final Maturity Date,

(v)            such unsecured Indebtedness does not amortize until 12 months after the Final Maturity Date,

(vi)            such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Final Maturity Date, and

(vii)            such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent.

“Permitted Intercompany Investments” means Investments made by

(a)            a Loan Party to or in another Loan Party (other than the Parent),

(b)            a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party,

(c)            a Subsidiary that is not a Loan Party to or in a Loan Party (other than the Parent), so long as, in the case of a loan or advance, the parties thereto are party to an Intercompany Subordination Agreement,

(d)            a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $250,000 at any time outstanding and (ii) no Event of Default has occurred and is continuing either before or after giving effect to such Investment.

“Permitted Investments” means:

(a)            Investments in cash and Cash Equivalents;

(b)            Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)            advances made in connection with purchases of goods or services in the ordinary course of business;

(d)            Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

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(e)            Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)            Permitted Intercompany Investments;

(g)            Permitted Acquisitions;

(h)            payroll, travel and similar advances to directors and employees of any Loan Party or any of its Subsidiaries in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;

(i)            loans or advances to directors and employees of any Loan Party or any of its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;

(j)            (i) in the event that any Loan Party or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, Investments consisting of the Equity Interests issued by such Person to such Loan Party or such Subsidiary, and (ii) Investments consisting of any additional Equity Interests issued by a wholly-owned subsidiary of a Person to such Person;

(k)            non-cash loans to employees, officers or directors relating to the purchase of Equity Interests of the Parent pursuant to employee stock purchase plans or agreements not to exceed $100,000 outstanding at any time;

(l)            Investments consisting of guarantees or other contingent obligations permitted under Section 7.02(b);

(m)            Investments in the Forbes JV;

(n)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 at any time outstanding; and

(o)            any Investments required to be made in order to consummate the Transactions.

“Permitted Liens” means:

(a)            Liens securing the Obligations;

(b)            Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(iv);

(c)            Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

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(d)            Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)            purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)            deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)            with respect to any owned or leased real estate, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)            Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)            the title and interest of a lessor or sublessor in and to real or personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such real or personal property;

(j)            licensing or sub-licensing of Intellectual Property rights on a non-exclusive basis, (i) in the ordinary course of business or (ii) in a manner that does not materially interfere with the business of the Parent or any of its Subsidiaries; provided that, in each case, such licensing or sub-licensing is not materially adverse to the interests of the Secured Parties;

(k)            judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

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(l)            rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)            Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o)            Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(p)            Liens that are replacements of Permitted Liens to the extent that (i) the original Indebtedness is the subject of Permitted Refinancing Indebtedness and (ii)  such replacement shall not extend to property of a type or class that did not secure the property securing the original Indebtedness and/or improvements thereon;

(q)            UCC financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(r)            in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(s)            Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Parent or any of its Subsidiaries in the ordinary course of business;

(t)            Liens consisting of customer credit card payments held by merchant credit card processing and similar services in the ordinary course of business prior to such payments being disbursed to a Loan Party;

(u)            Liens on cash pledged to secure obligations in respect of letters of credit or bankers’ acceptances not exceeding $250,000 at any time outstanding;

(v)            Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(w)            Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of such goods;

(x)            Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

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(y)            Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents; and

(z)            other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that

(a)            such Indebtedness is incurred within 60 days after such acquisition,

(b)            such Indebtedness when incurred shall not exceed the purchase price of the asset financed plus expenses incurred in connection therewith and

(c)            the aggregate principal amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)            after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)            such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)            such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)            the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a)            any Loan Party to another Loan Party (other than Parent);

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(b)            any Subsidiary of the Borrower to the Borrower (and any necessary Restricted Payments to another Subsidiary in order to ultimately make such Restricted Payment to the Borrower);

(c)            the Parent and any of its Subsidiaries to pay dividends or make other distributions in the form of Qualified Equity Interests;

(d)            the Parent may (i) repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (ii) make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent and (iii) “net exercise” or “net share settle” warrants or options; provided that the aggregate principal amount of all such Restricted Payments permitted by this clause (d) shall not exceed $250,000;

(e)            the Parent in amounts necessary to pay customary expenses as and when due and owing by the Parent in the ordinary course of its business as a holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent and franchise taxes of the Parent to maintain its legal existence);

(f)            the Parent to pay dividends in the form of common Equity Interests;

(g)            so long as the Borrower is a member of a consolidated or combined group that includes the Parent for U.S. federal or relevant state and local income tax purposes, the Borrower to the Parent in amounts required for the Parent to pay federal, state and local taxes imposed on the Parent; provided that the amount of such payments in any taxable year does not exceed the amount of such taxes that the Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of such U.S. federal, state and local taxes for such taxable year if the Borrower and its Subsidiaries paid such Taxes directly on a separate company basis or as a stand-alone consolidated or combined tax group (taking into account any carryovers and carrybacks of net operating losses and reduced by any such taxes paid directly by the Borrower and its Subsidiaries); provided, further, that any such payments made in respect of any taxes attributable to the income of any Subsidiaries of the Borrower that are not Loan Parties may be made only to the extent that such Subsidiaries have made cash payments for such purpose to the Borrower or any of its Subsidiaries that are Loan Parties;

(h)            the Borrower to Parent not to exceed the amounts necessary for Parent to make payments under clauses (c), (d), (e), and (f) above; and

(i)            any Restricted Payments required to be made in order to consummate the Transactions (which for the avoidance of doubt, shall exclude any payments made in respect of any forward purchase agreements (other than the payment of $24,651,793.40 made on the Effective Date to the escrow account identified in the funds flow (and in accordance with the funds flow) and such further payments of such funds from such escrow account in accordance with the forward purchase agreements and escrow agreement, in each case in effect on the Effective Date)).

“Permitted Specified Liens” means non-consensual Permitted Liens that are senior to the Liens securing the Obligations by operation of law.

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“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $25,000 for any one account and $100,000 in the aggregate for all such accounts.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Pro Rata Share” means, with respect to:

(a)            a Lender’s obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment; provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(b)            for all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan.

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vii).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of

(a) the aggregate Purchase Price Consideration, whether cash, property or securities (excluding the value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration including, without limitation, in the form of seller financing, royalty payments at the time of purchase, payments allocated towards customary “garden leave” arrangements at the time of purchase, payments allocated to principals for consulting services at the time of purchase or other similar payments) in connection with such Acquisition, plus

(b) the aggregate Purchase Price Earn-Out as and when achieved and paid, plus

(c) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries immediately after giving effect to the consummation of such Acquisition, plus

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(d) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.

“Purchase Price Consideration” means the purchase price consideration for an Acquisition, in accordance with GAAP.

“Purchase Price Earn-Out” means the purchase price earn-out for an Acquisition, in accordance with GAAP.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements (subject to the post-closing period in Section 5.03).

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility with a fair market value equal to or in excess of $200,000 located in the United States and owned in fee by a Loan Party, each in form and substance reasonably satisfactory to the Collateral Agent:

(a)            a Mortgage duly executed by the applicable Loan Party,

(b)            evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Secured Parties thereunder;

(c)            a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage, dated as of the date of recording of the applicable Mortgage;

(d)            a current ALTA survey and a surveyor’s certificate, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Collateral Agent (or a no-change affidavit with respect to an existing ALTA survey if such no-change affidavit is sufficient for the title company issuing the Title Insurance Policy to issue such Title Insurance Policy without an exception for matters that would be shown by a current survey);

(e)            a zoning report issued by a provider reasonably satisfactory to the Collateral Agent or a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance in all material respects with all applicable Requirements of Law, together with a copy of all certificates of occupancy issued with respect to each Facility;

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(f)            an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other customary matters as the Collateral Agent may reasonably request; and

(g)            a Phase I Environmental Site Assessment prepared in accordance with the United States Environmental Protection Agency Standards and Practices for “All Appropriate Inquiries” under Section 101(3)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act as referenced in 40 CFR Part 312 and ASTM E-1527-13 “Standard Practice for Environmental Assessments” (“Phase I ESA”) (and if reasonably requested by the Collateral Agent based upon the results of such Phase I ESA, a Phase II Environmental Site Assessment), by a nationally-recognized environmental consulting firm, reasonably satisfactory to the Collateral Agent; and

(h)            such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” means any Agent and any Lender, as applicable.

“Reference Rate” means, for any period, the greatest of

(a)            2.00% per annum,

(b)            the Federal Funds Rate plus 0.50% per annum,

(c)            the Adjusted Term SOFR (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00 % per annum, and

(d)            the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Reference Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

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“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, in form and substance satisfactory to the Agents, by and between the Parent, CHW Acquisition Sponsor LLC, a Delaware limited liability company and the other parties thereto, with respect to the demand and piggy-back registration rights of CHW Acquisition Sponsor LLC and the other Holders (as defined in the Registration Rights Agreement) with respect to shares of Warrant Stock that CHW Acquisition Sponsor LLC may acquire and the anti-dilution and tag-along provisions applicable thereto.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).“Replacement Lender” has the meaning specified therefor in Section 12.02(c).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with the definition thereof) aggregate at least 50.1%.

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“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.05(g).

“Requirements of Law” means, with respect to any Person, collectively, the common law and any federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means

(a)            the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law,

(b)            the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party, now or hereafter outstanding,

(c)            the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding,

(d)            the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or

(e)            the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

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“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any country-wide or region-wide Sanctions that broadly prohibit dealings with that country or territory (as of the Effective Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time,

(a)            any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, or Her Majesty’s Treasury of the United Kingdom, Canada or Australia,

(b)            a Person that resides in, is organized in or located in a Sanctioned Country,

(c)            any government of a Sanctioned Country or the Government of Venezuela, or

(d)            any Person 50% or more owned or controlled by any Person or Persons described in clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargo Requirements of Law imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, any EU member state, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent, any Lender and any holder of Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means the pledge and security agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

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“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Deadline” has the meaning specified therefor in Section 2.07(a).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Reference Rate”.

“SOFR Notice” means written notice substantially in the form of Exhibit D.

“SOFR Option” has the meaning specified therefore in Section 2.07(a).

“Solvent” means, with respect to any Person and its Subsidiaries, on a consolidated basis, on a particular date, that on such date

(a)            the fair value of the property of such Person and its Subsidiaries, on a consolidated basis, is not less than the total amount of the liabilities of such Person and its Subsidiaries, on a consolidated basis,

(b)            the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on its existing debts as they become absolute and matured,

(c)            such Person and its Subsidiaries, on a consolidated basis, is able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business,

(d)            such Person and its Subsidiaries, on a consolidated basis, do not intend to, and does not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and

(e)            such Person and its Subsidiaries, on a consolidated basis, are not engaged in a business or a transaction, and is not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

“Specified Merger Agreement Representations” means the representations made by or on behalf of Target and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Parent (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Merger Agreement or decline to consummate the Merger, in each case as a result of the breach of such representations in the Merger Agreement, in any case, without any requirement to pay a fee and giving effect to any notice or cure provisions.

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“Specified Representations” mean the representations and warranties set forth in Sections 6.01(a), (b)(i) and (ii)(A), (k), (p), (s), (t), (v), (w), (y), (aa), (bb) and (cc).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents

(a)            by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent, or

(b)            otherwise on terms and conditions satisfactory to the Collateral Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity

(a)            the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or

(b)            of which more than 50% of

(i)            the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person,

(ii)            in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or

(iii)            in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Target” means Wag Labs, Inc.

“Target Entities” means Target and its Subsidiaries.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Reference Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Reference Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

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“Term SOFR Adjustment” means, a percentage equal to 0.26161 per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.

“Title Insurance Policy” means a mortgagee’s loan policy (or irrevocable commitment to issue same), in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount not to exceed the Current Value and on terms and with such endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Transaction Documents” shall mean, collectively, the Merger Documents, the Equity Documents and the Loan Documents.

“Transactions” shall mean collectively, the transactions to occur on or prior to the Effective Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents, the initial borrowings hereunder and the use of proceeds thereof; (b) the consummation of the Domestication (as defined in the Merger Agreement) and the Merger; and (c) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing, and the other transactions contemplated hereby.

“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date three (3) Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment, repayment or date of required repayment to and including the first anniversary of the Effective Date.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“Unadjusted Benchmark Adjustment” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“VCOC Management Rights Agreement” has the meaning specified therefor in Section 5.01(d).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.05(g).

“WARN” has the meaning specified therefor in Section 6.01(p).

“Warrant Agreement” means the Warrant Agreement, dated as of August 9, 2022, by and between Wag! Group Co. and Vstock Transfer, LLC, as warrant agent, relating to the Warrants.

“Warrant Stock” has the meaning assigned to such term in the Warrants.

“Warrants” means the warrants to acquire shares of common stock of Wag! Group Co. representing 5.0% of the issued and outstanding shares of Wag! Group Co. with an exercise price equal to $11.50 per share, to be received by Blue Torch Capital LP on the Effective Date pursuant to the Warrant Agreement.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.02      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise,

(a)            any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(b)            any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(c)            the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(d)            all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and

(e)            the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03      Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or by each Lender affected thereby, or by all Lenders, as applicable. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

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Section 1.04      Accounting and Other Terms.

(a)            Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied, (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (iii) with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.

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(b)            All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05      Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06      Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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Article II.
THE LOANS

Section 2.01     Commitments.

(a)             Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make the Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment.

(b)            Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed. Loans may be Reference Rate Loans or SOFR Loans, as further provided herein.

Section 2.02     Making the Loans.

(a)            The Borrower shall give the Administrative Agent prior notice in writing, in substantially the form of Exhibit C hereto (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date which is one (1) Business Day in the case of Loans which are Reference Rate Loans and any Loans which are made on the Effective Date, and otherwise three (3) U.S. Governmental Securities Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify

(i)            the principal amount of the proposed Loan,

(ii)           the account information for the Borrower,

(iii)          whether the Loan is requested to be a Reference Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto, and

(iv)          the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date.

(b)             If any notice does not include the type of loan, it shall be deemed a Reference Rate Loan. If a notice does not contain an Interest Period, it shall be deemed three (3) months. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

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(c)             Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by 12:00 noon on the date of the proposed Loan, by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, as the case may be, to the account of the Administrative Agent it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Upon receipt of all requested funds, Administrative Agent shall wire such funds to the Borrower.

Section 2.03     Repayment of Loans; Evidence of Debt.

(a)             [Reserved].

(b)            The outstanding principal amount of the Term Loan shall be repayable on the following dates and in the following amounts set forth opposite such dates (subject to reduction by the application of prepayments in accordance with Section 2.05(d)):

Fiscal Quarter Ending	Amount per Fiscal Quarter
December 31, 2022 through June 30, 2023	$160,826.89
September 30, 2023 through June 30, 2024	$241,240.33
The last day of each fiscal quarter thereafter	$402,067.22

provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan; provided further if such day shall fall on a day other than a Business Day, such installment shall be made on the preceding Business Day. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c)             Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(d)             The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)             The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f)             Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04     Interest.

(a)             [Reserved].

(b)             Term Loan. Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a SOFR Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Adjusted Term SOFR for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c)             Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

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(d)             Interest Payment. Interest on each Loan shall be payable:

(i)            in the case of a Reference Rate Loan, quarterly, in arrears, on the last Business Day of each fiscal quarter, commencing on the last Business Day of the first full fiscal quarter ending after the Effective Date,

(ii)           in the case of a SOFR Loan, on the last day of each Interest Period applicable to such SOFR Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period, and

(iii)          in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise). Notwithstanding any other provision hereof, any interest payable hereunder shall be without duplication of any Make-Whole Amount payable hereunder to the extent that any such Make-Whole Amount is calculated to include the amount of such interest.

Interest at the Post-Default Rate shall be payable on demand.

(e)             General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed, other than calculations of interest for Reference Rate Loans that are based on the “Prime Rate” (which shall be made on the basis of actual number of days elapsed and a 365 or a 366 day year, as applicable).

(f)             Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.05     Reduction of Commitment; Prepayment of Loans.

(a)             Reduction of Commitments.

(i)            [Reserved].

(ii)           Term Loan. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b)             Optional Prepayment.

(i)            [Reserved].

(ii)            Term Loan. The Borrower may, at any time and from time to time, upon at least 5 Business Days’ prior written notice (on or before 3:00 p.m.) to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion), prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued and unpaid interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan as directed by the Borrower.

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(iii)           Termination of Agreement. The Borrower may, upon at least ten (10) days’ prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement. If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c)             Mandatory Prepayment.

(i)            [Reserved].

(ii)           No later than five (5) Business Days following receipt by any Loan Party of Net Cash Proceeds from any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a) through (m) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that, and only the portion of such Net Cash Proceeds in excess of, the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $250,000 for all such Dispositions in any Fiscal Year (with only the portion of such Net Cash Proceeds in excess of the foregoing threshold being required to prepay the Loans hereunder), and subject to clause (c)(vi) below. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property otherwise prohibited by the terms and conditions of this Agreement.

(iii)          Within 5 Business Days of receipt of Net Cash Proceeds of the issuance or incurrence by any Loan Party or any of its Subsidiaries of any debt securities or Indebtedness for borrowed money (other than Permitted Indebtedness), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)          No later than five (5) Business Days following receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Term Loan) shall exceed for all such Extraordinary Receipts $250,000 in any Fiscal Year, subject to clause (c)(vi) below.

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(v)           Immediately upon receipt by the Borrower of the proceeds of any Permitted Cure Equity pursuant to Section 9.02, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such proceeds (and not more than 100%) received as Permitted Cure Equity (i) issued within the timeframes specified in Section 9.02 that are applied towards the Cure Right and (ii) necessary to cause the Borrower to be in compliance with the financial covenant in Section 7.03(a) for such period.

(vi)          Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $250,000 in the aggregate in any Fiscal Year of such Net Cash Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets used in such Person’s business or otherwise reinvested in the Loan Parties’ business (x) within 120 days of receipt of such Net Cash Proceeds (or, if committed to be reinvested within 120 days, within 90 days thereafter), in the case of any such Disposition or (y) within 180 days of receipt of such Net Cash Proceeds (or, if committed to be reinvested within 180 days, within 90 days thereafter), in the case of any such insurance proceeds or condemnation awards, provided that,

(A)            no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds,

(B)            the Borrower delivers a certificate to the Administrative Agent within 5 Business Days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business or otherwise reinvested in the Loan Parties’ business within a period specified in such certificate after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), in accordance with the above clause (iv),

(C)            such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and

(D)            upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

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(d)             Application of Payments. Each prepayment pursuant to subsections (c)(ii), (c)(iii), (c)(iv) and (c)(v) above shall be applied, to the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e)            Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by

(i)            accrued interest on the principal amount being prepaid to the date of prepayment,

(ii)           any Funding Losses payable pursuant to Section 2.08, and

(iii)          the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(f).

(f)             Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g)             Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event that the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.05(c), not less than 2 Business Days prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment, on or before 12:00 noon (New York City time) (the “Required Prepayment Date”), the Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d)) and (ii) to the extent of any excess, to the Borrower for working capital and general corporate purposes.

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Section 2.06     Fees.

(a)             Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

(b)            [Reserved].

(c)            [Reserved].

(d)            [Reserved].

(e)            [Reserved].

(f)             Applicable Premium.

(i)            Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium. For the avoidance of doubt, only one Applicable Premium shall be payable for each dollar of the Term Loan prepaid or outstanding, as applicable, based on the date of the first occurring Applicable Premium Trigger Event.

(ii)            Any Applicable Premium payable in accordance with this Section 2.06(f) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii)          The Loan Parties expressly agree that:

(A)            the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel;

(B)            the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made;

(C)            there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium;

(D)            the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph;

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(E)            their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and

(F)            the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv)          Nothing contained in this Section 2.06(f) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

Section 2.07     SOFR Option.

(a)             The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Adjusted Term SOFR (the “SOFR Option”) by notifying in writing the Administrative Agent prior to 11:00 a.m. (New York City time) at least three (3) Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a SOFR Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a SOFR Loan as a SOFR Loan, the last day of the then current Interest Period (the “SOFR Deadline”). Notice of the Borrower’s election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a SOFR Notice prior to the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each SOFR Notice shall be irrevocable and binding on the Borrower.

(b)             Interest on SOFR Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrower properly has exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at Adjusted Term SOFR and the Administrative Agent shall have the right to convert the interest rate on all outstanding SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder prior to the last day of the then current Interest Period.

(c)             Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than five (5) SOFR Loans in effect at any given time, and (ii) only may exercise the SOFR Option for SOFR Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d)             The Borrower may prepay SOFR Loans at any time; provided, however, that in the event that SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

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Section 2.08     Funding Losses. In connection with each SOFR Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Notice of Borrowing or SOFR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such SOFR Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09     Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b)             In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

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(c)             The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d)      (i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e)             Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)             If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(g)            (i) The Loan Parties, the Agents and Lenders agree that the Loans are intended to be debt for U.S. federal income Tax purposes and are not governed by the rules set out in Treasury Regulations Section 1.1275-4 and (ii) the Borrower and the Administrative Agent agree to consult in good faith to determine the value of the Warrants acquired by the Lenders for U.S. federal income tax purposes and agree not to file any Tax return, report or declaration inconsistent with the foregoing as determined by such good faith consultation. The inclusion of this Section 2.09(g) is not an admission by any Lender that it is subject to United States taxation.

(h)            The obligations of the Loan Parties under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.10     Increased Costs and Reduced Return.

(a)            If any Secured Party shall have determined that any Change in Law shall

(i)            subject such Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto,

(ii)            impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or

(iii)          impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan,

and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs actually incurred or reductions in amount actually suffered.

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(b)            If any Secured Party shall have reasonably determined that any Change in Law either

(i)            affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or

(ii)           has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such increased costs actually incurred for maintaining such increased capital or such reduction actually suffered in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)             All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)             Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)             The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(f)             Notwithstanding any other provision of this Section 2.10, no Secured Party or Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.10 if it shall not at the time be the general policy or practice of such Secured Party or Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

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Section 2.11     Changes in Law; Impracticability or Illegality.

(a)             The SOFR, the Term SOFR Reference Rate, the Adjusted Term SOFR or the Term SOFR may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the Adjusted Term SOFR. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and the method for determining the amount of such adjustment, or (ii) repay the SOFR Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b)             In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Adjusted Term SOFR, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any SOFR Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such SOFR Loans, and interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the SOFR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c)             The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12     Mitigation Obligations; Replacement of Lenders.

(a)             If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or Section 2.11, or is unable to fund SOFR Loans under Section 2.11 or requests compensation under Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)             If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or Section 2.11, or is unable to fund SOFR Loans under Section 2.11 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Agents any assignment fees specified in Section 12.07;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08 and Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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Section 2.13     Extended Term Loans. The Borrower may at any time and from time to time, by making an offer on a pro rata basis to each of the Lenders of the applicable Class, request that all or a portion of the Term Loans of any Class (for any such Class, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Term Loans (any such Existing Term Loans which have been so converted, the “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13. The proposed terms of the Extended Term Loans shall be substantially similar to the Existing Term Loans from which they are to be converted, except that

(i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to dates later than the scheduled amortization date of such Existing Term Loans (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.03 or in any amendment, as the case may be, with respect to such Existing Term Loans),

(ii) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for such Existing Term Loans;

(iii) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (ii), in each case, to the extent provided in the applicable Extension Amendment (as defined below); and

(iv) there shall be not more than five (5) Extended Term Loans per Class during the term of the Loans.

No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into Extended Term Loans. The Extended Term Loans shall constitute a separate Class of Term Loans from the Existing Term Loans from which they were converted. Any Lender wishing to have all or a portion of its Existing Term Loans into Extended Term Loans (an “Extending Lender”) shall notify the Administrative Agent of the amount of such Existing Term Loans that it has elected to convert into Extended Term Loans. Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Loan Parties, the Administrative Agent and each Extending Lender providing an Extended Term Loan thereunder (which, notwithstanding anything to the contrary set forth in Section 12.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans, as applicable, established thereby).

Section 2.14     Inability to Determine Rates. Subject to Section 2.15, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)             the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

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Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Reference Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.08. Subject to Section 2.15, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Reference Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Reference Rate” until the Administrative Agent revokes such determination.

Section 2.15     Benchmark Replacement Setting.

(a)             Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)           No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.15).

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(c)             Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d)             Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)             Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Reference Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

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Article III.
[INTENTIONALLY OMITTED]

Article IV.
APPLICATION OF PAYMENTS; DEFAULTING LENDERS; JOINT AND SEVERAL LIABILITY OF BORROWER

Section 4.01     Payments; Computations and Statements. The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day may in the Administrative Agent’s discretion be wired to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.02     Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that

(a)             if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of

(i)            the amount of such Lender’s required repayment to

(ii)           the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and

(b)            the provisions of this Section shall not be construed to apply to

(i)            any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or

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(ii)           any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower agrees that any existing Lender so purchasing a participation from another Lender solely pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03     Apportionment of Payments. Subject to Section 2.02 hereof:

(a)             All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof and the Fee Letter) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)             After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all proceeds of the Collateral, subject to the provisions of this Agreement, as follows:

(i)             first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due (other than interest or principal of the Term Loan) and payable to the Agents until paid in full;

(ii)            second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full;

(iii)           third, to pay principal of the Collateral Agent Advances until paid in full;

(iv)           fourth, ratably to pay the Term Loan Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Term Loan Lenders until paid in full;

(v)            fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full;

(vi)           sixth, ratably to pay principal of the Term Loan until paid in full;

(vii)          seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and

(viii)            eighth, to the ratable payment of all other Obligations then due and payable.

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(c)             For purposes of Section 4.03(b) (other than clause (xi) thereof), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (xi), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d)             In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 4.03 shall control and govern.

Article V.
CONDITIONS TO LOANS

Section 5.01     Conditions to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions shall have been satisfied in a manner satisfactory to the Agents or waived by the Agents, subject in all respects to the Funds Certain Provision:

(a)             Payment of Fees, Etc. The Borrower shall have paid (or caused to be paid) on or before the Effective Date all fees, required to be paid on the Effective Date pursuant to the Fee Letter and all fees and expenses of the Administrative Agent (including the fees and expenses of counsel for the Administrative Agent) that are required to be paid on the Effective Date pursuant to the Commitment Letter or the Fee Letter (which shall be based on a commitment of $30,000,000 and which amounts may be offset against the proceeds of the funding of the Term Loans).

(b)            Representations and Warranties:

 The Specified Merger Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Merger Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects, in each case, as of the respective date or for the respective period, as the case may be; provided, further, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Company Material Adverse Effect (as defined in the Merger Agreement on the date thereof) for purposes of any such representations and warranties made or deemed made on, or as of, the Effective Date (or any date prior thereto), in each case, to the extent required by the Funds Certain Provision.

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(c)             [Reserved].

(d)             Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)             this Agreement;

(ii)            a Security Agreement, together with the original stock certificates representing all of the Equity Interests (which, with respect to the Equity Interests of any direct or indirect Subsidiary of the Borrower, shall be required to be delivered on the Effective Date solely to the extent that such certificates exist prior to the Effective Date and are in such Subsidiary’s actual possession on or prior to the Effective Date after its use of good faith, commercially reasonable efforts to obtain the same) and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii)           [reserved];

(iv)           the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(v)            a Perfection Certificate;

(vi)           [reserved];

(vii)          the Disbursement Letter;

(viii)          the Fee Letter;

(ix)            [reserved];

(x)            [reserved];

(xi)            [reserved];

(xii)          each of the Equity Documents;

(xiii)          the management rights letter, dated as of the date hereof, among the Loan Parties, the Lenders and the Agents, as amended, amended and restated, supplemented or otherwise modified from time to time (the “VCOC Management Rights Agreement”);

(xiv)          [reserved];

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(xv)          a certificate of an Authorized Officer of each Loan Party, certifying

(A)            as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership, certificate of incorporation, articles of association, memorandum of association, or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization or formation, as applicable, of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction),

(B)            as to a copy of the resolutions or written consents of the board of directors, shareholders and/or any similar governing body of such Loan Party authorizing

(1)            the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and

(2)            the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party,

(C)            the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Notices of Borrowing, SOFR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party, together with evidence of the incumbency of such authorized officers and

(D)            as to the matters set forth in Section 5.01(b);

(xvi)         [reserved];

(xvii)        a certificate of an Authorized Officer of the Borrower, certifying that, immediately after giving effect to the consummation of the Transactions on the Effective Date:

(A)            the Loan Parties and their Subsidiaries are Solvent; and

(B)            the Loan Parties have cash on hand of at least $30.0 million (pro forma for any payments required to be made in connection with the consummation of the Transactions (assuming all Company Transaction Expenses (as defined in the Merger Agreement) and SPAC Transaction Expenses (as defined in the Merger Agreement) are properly invoiced (whether or not so invoiced));

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(xviii)       a certificate of an Authorized Officer of the Borrower certifying that the attached copies of  the Merger Documents as in effect on the Effective Date are true, complete and correct copies thereof;

(xix)          a certificate of the appropriate official(s) of the jurisdiction of organization of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of such Loan Party in such jurisdiction;

(xx)           opinions of (i) McDermott Will & Emery LLP, counsel to the CHW Entities and (ii) Cleary Gottlieb Steen & Hamilton LLP, counsel to the Target Entities, as to such customary matters as the Collateral Agent may reasonably request; and

(xxi)          evidence of the insurance coverage required by Section 7.01(h) and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request.

(e)             Material Adverse Effect. There shall not have occurred any “Company Material Adverse Effect” (as defined in the Merger Agreement) after the date of the Merger Agreement the material adverse effects of which are continuing.

(f)             Consummation of the Merger and the Equity Transactions. Substantially concurrently with the making of the initial Loans,

(i)             CHW Merger Sub Inc. shall have merged with and into the Target, with the Target surviving the merger as a wholly-owned direct subsidiary of Parent and as the Borrower hereunder in accordance in all material respects with the Merger Agreement,

(ii)             the Domestication (as defined in the Merger Agreement) shall have been consummated in accordance with the terms of the Merger Agreement; and

(iii)            certain investors previously identified to the Administrative Agent will purchase shares of stock issued by the Parent and/or the Target, in one or more private placements, in an aggregate amount equal to $16 million, as contemplated by and in accordance with the terms of the Merger Agreement.

(g)            [Reserved].

(h)            [Reserved].

(i)              KYC; USA PATRIOT Act. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Effective Date. If the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Effective Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Effective Date, the Beneficial Ownership Certification in relation to the Borrower.

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(j)              [Reserved].

(k)             [Reserved].

(l)              [Reserved].

(m)            Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

Notwithstanding anything in this Agreement or the other Loan Documents or any other letter agreement or other undertaking concerning the Loan Documents to the contrary:

(i)            the only representations relating to the Target the accuracy of which shall be a condition to the funding of the Term Loan on the Effective Date, shall be (x) the Specified Merger Agreement Representations, and (ii) the Specified Representations;

(ii)            the terms of this Agreement shall be in a form such that they do not impair the funding of the Term Loan on the Effective Date if the conditions set forth in this Section 5.01 are satisfied (or waived by the Administrative Agent); and

(iii)            to the extent any security interest in Collateral is not or cannot be provided or perfected on the Effective Date (other than (x) the perfection of a security interest in any Collateral with respect to which a lien may be perfected by the filing of financing statements under the UCC and/or intellectual property filings with the USPTO and/or USCO, as applicable, and (y) to the extent required hereunder, the perfection of security interests in the Equity Interests of the Borrower and its Subsidiaries with respect to which a lien may be provided or perfected by the delivery of a stock certificate (which, with respect to the Equity Interests of any direct or indirect Subsidiary of the Borrower, shall be required to be delivered on the Effective Date solely to the extent that such certificates exist prior to the Effective Date and are in the Borrower’s actual possession on or prior to the Effective Date after the Borrower’s use of good faith, commercially reasonable efforts to obtain the same, but otherwise (together with any certificates evidencing the Equity Interests of the Borrower upon consummation of the Merger) shall be delivered no later than five (5) business days after the Effective Date)) after the Borrower’s use of commercially reasonable efforts to do so and without undue burden or expense, then the provision and/or perfection of a security interest in any such Collateral shall not constitute a condition precedent to the funding of the Term Loan on the Effective Date, but may instead be perfected within forty-five (45) days after the Effective Date, subject to extension as may be reasonably agreed by the Administrative Agent) (each of clauses (i), (ii) and (iii) hereof are referred to as the “Funds Certain Provisions”).

Section 5.02     [Reserved].

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Section 5.03     Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding that the conditions set forth below are not satisfied on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a)             within 30 days after the Effective Date (or such later date as may be agreed in writing by the Collateral Agent in its reasonable discretion), the Collateral Agent shall have received such endorsements as to the named insureds or loss payees under insurance policies as required by Section 7.01(h);

(b)             subject to the limitations set forth in Section 8.01, all Control Agreements that are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution shall be received by the Administrative Agent within 30 days of the Effective Date (or such later date as may be agreed by the Administrative Agent);

(c)             within 30 days after the Effective Date (or such later date as may be agreed in writing by the Collateral Agent in its reasonable discretion), the Collateral Agent shall have received Uncertificated Securities Control Agreements, in accordance with Section 4(a) of the Security Agreement, with respect to the Uncertificated Securities (as defined in the Security Agreement) identified in Schedule VIII of the Security Agreement, executed by the applicable Loan Parties and issuers of such Uncertificated Securities; and

(d)            within 30 days after the Effective Date (or such later date as may be agreed in writing by the Collateral Agent in its reasonable discretion), the Loan Parties shall use commercially reasonable efforts to obtain a landlord waiver, in form and substance satisfactory to the Collateral Agent, executed by each landlord with respect to the Borrower’s headquarters, chief executive office or principal place of business, as applicable.

Article VI.
REPRESENTATIONS AND WARRANTIES

Section 6.01     Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)            Organization, Good Standing, Etc. Each Loan Party and each Subsidiary thereof

(i)             is a corporation, limited liability company or limited partnership duly organized, incorporated or established, validly existing and in good standing under the laws of the state or jurisdiction of its organization,

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(ii)            has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and

(iii)            is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)            Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party,

(i)              have been duly authorized by all necessary action,

(ii)             do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any Material Contract binding on or otherwise affecting it or any of its properties,

(iii)            do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and

(iv)            do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have a Material Adverse Effect.

(c)             Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d)            Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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(e)             Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f)             Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its real or personal properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)            Financial Statements.

(i)            The applicable Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries (or such other Persons applicable thereto) as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries (or such other Persons applicable thereto) for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries (or such other Persons applicable thereto) are set forth in the Financial Statements. Since December 31, 2021 no event or development has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(ii)            The Parent has heretofore furnished to each Agent and each Lender

(A)            projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 31, 2022 through December 31, 2023, and

(B)            projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in December 31, 2022 through December 31, 2023 which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

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(h)           Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of

(i)            any of its Governing Documents,

(ii)           any Requirement of Law, the violation of which would reasonably be expected to result in a Material Adverse Effect, or

(iii)          any material term of any Material Contract binding on or otherwise affecting it or any of its real or personal properties.

(i)            Employee and Labor Matters; ERISA. Except as set forth on Schedule 6.01(i),

(i)            Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Employee Plan is in compliance with all Requirements of Law in all material respects, pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health (including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010),

(ii)           no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party or Subsidiary, which would reasonably be expected to result in a Material Adverse Effect;

(iii)           no ERISA Event has occurred nor is reasonably expected to occur, with respect to any Employee Plan or Multiemployer Plan, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and

(iv)           each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code. No Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.

There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

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(j)            Taxes, Etc.

(i) All material Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed and

(ii) all material Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)           Regulations T, U and X. No Loan Party or any Subsidiary thereof is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)            Nature of Business.

(i)            No Loan Party nor any Subsidiary thereof is engaged in any business other than as set forth on Schedule 6.01(l).

(ii)           The Parent does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries and being a public reporting holding company).

(m)            [Reserved].

(n)           Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, and there is no claim that any of the foregoing is not in full force and effect.

(o)           Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all real or personal property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p)           Beneficial Ownership. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided to any Lender on or prior to the Effective Date in connection with the consummation of the Transactions is true and correct in all respects.

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(q)           Environmental Matters. Except as set forth on Schedule 6.01(q) hereto,

(i)             no Loan Party or any of its Subsidiaries is in material violation of any Environmental Law;

(ii)            each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith would not reasonably be expected to have a Material Adverse Effect;

(iii)           there has been no Release or threatened Release of Hazardous Materials on, in, at, under or from any properties currently or formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or any respective predecessor in interest, which in any case of the foregoing would reasonably be expected to have a Material Adverse Effect);

(iv)           there are no pending or threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest that would reasonably be expected to have a Material Adverse Effect;

(v)            neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that would reasonably be expected to have a Material Adverse Effect; and

(vi)           the Loan Parties have made available to the Collateral Agent and Lenders true and complete copies of all material environmental reports, audits and investigations in the possession or control of any Loan Party or any of its Subsidiaries with respect to the operations and business of the Loan Parties and its Subsidiaries.

(r)            Insurance. Each Loan Party maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance policies maintained by or for the benefit of each Loan Party on the Effective Date.

(s)           Use of Proceeds. The proceeds of the Loans shall be used to (a) pay fees and expenses in connection with the Transactions and (b) fund working capital and other general corporate purposes of the Borrower and its Subsidiaries.

(t)            Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the funding of the Term Loan hereunder, the Loan Parties and their Subsidiaries on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party or Subsidiary thereof and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or such Subsidiary.

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(u)           Intellectual Property. Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party owns, licenses or otherwise has the right to use all Intellectual Property rights that are reasonably necessary for or used in the operation of its business substantially as currently conducted. To the knowledge of each Loan Party, the operation of the business of each Loan Party as currently conducted does not infringe upon or otherwise violate the Intellectual Property rights of any other Person, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(v)           Material Contracts; No Defaults.

(i)            Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract

(A)            is in full force and effect and is binding upon and enforceable against each Loan Party or Subsidiary, as applicable, that is a party thereto and, to the best knowledge of such Loan Party or Subsidiary, all other parties thereto in accordance with its terms,

(B)            has not been otherwise amended or modified, and

(C)            is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(ii)            No Event of Default has occurred and is continuing.

(w)          Investment Company Act. None of the Loan Parties is

(i)             an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or

(ii)            subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)            [Reserved].

(y)           Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.

(z)            [Reserved].

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(aa)          Collateral Matters. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein and when (1) financing statements and other filings in the appropriate form are filed or registered, as applicable, in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization (or other location for purposes of the UCC) and (2) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected first-priority Liens, subject to Section 6.01(aa)(i) with respect to Registered Intellectual Property and subject to Section 6.01(aa)(ii) with respect to real estate (subject, as to priority, to Permitted Specified Liens).

(i)            When an Intellectual Property Security Agreement with respect to any Collateral comprised of Registered Intellectual Property that is issued registered or applied for in the USPTO or USCO has been properly filed in the USPTO or the USCO, as applicable, and appropriate financing statements on Form UCC-1 have been filed in the appropriate offices in the appropriate jurisdictions, the Collateral Agent (for the benefit of the Loan Parties) shall have a fully perfected first-priority Lien on such Registered Intellectual Property of the Loan Parties (to the extent perfection in such collateral can be obtained by such proper filing of such Intellectual Property Security Agreements or such UCC filings), in each case subject, as to priority, to Permitted Specified Liens (it being agreed by the Parties hereto that subsequent recordings of additional Intellectual Property Security Agreements with the USPTO or USCO, as the case may be, may be necessary to perfect a lien on Collateral comprised of U.S. Registered Intellectual Property that is acquired or filed by the Loan Parties after the Effective Date).

(ii)            When a Mortgage on a Facility has been duly recorded in the county where the applicable Facility is located, and any applicable taxes and recording charges have been paid and any related ministerial actions, including the filing of any required affidavits and tax returns, have been completed, such Mortgage shall provide constructive notice of the Lien of the Collateral Agent for the benefit of the Secured Parties on such Facility.

(bb)         Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof, any of their respective directors, officers, shareholders, nor, to the knowledge of any Loan Party, any of their respective employees or controlled Affiliates,

(i)             is a Sanctioned Person or currently the subject or target of any Sanctions,

(ii)            is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or

(iii)          have, within the last five (5) years, engaged in dealings with or involving a Sanctioned Person or Sanctioned Country.

Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote compliance by each Loan Party and its Subsidiaries and their respective directors, officers and employees and controlled Affiliates with all Anti-Corruption Laws and Anti-Money Laundering Law and Sanctions. Each Loan Party and each Subsidiary is in compliance in all material respects with all Sanctions and Anti-Money Laundering Laws.

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(cc)         Anti-Bribery and Corruption.

(i)            Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer or employee (when acting in their role as a director, officer or employee)of any Loan Party has engaged in any activity in material violation of any Anti-Corruption Law.

(ii)            To the best of each Loan Party’s knowledge and belief, there is no pending or, to the best knowledge of any Loan Party, has within the last five (5) years been no threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(iii)          The Loan Parties will not directly or indirectly use, lend or contribute the proceeds of the Term Loans for any purpose that would cause a material breach of any Anti-Corruption Laws.

(dd)         Corporate Practice of Veterinary Medicine. None of the Loan Parties, or any Subsidiary thereof, currently engages (or has engaged in the past) in any activities related to the corporate practice of veterinary medicine (including the employment of, or contracting with, veterinarians, and the ownership of veterinary hospitals, clinics and practices or the provision of management or administrative services in the connection with the practice of veterinary medicine) to the extent any such activities would require a license from, or registration with, any Governmental Authority; provided, however, the Lenders acknowledge and agree that the Loan Parties may continue to contract with third party providers pursuant to which the Loan Parties’ customers engage with veterinarians and veterinary hospitals and other similar arrangements.

(ee)          Full Disclosure.

(i)            All written information (other than Projections, forecasts, budgets, pro forma information and other forward-looking information and information of a general economic or industry specific nature) that has been made available to the Agents is, when taken as a whole, complete and correct in all material respects, and does not or will not, when furnished and taken as a whole, contain any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto);

(ii)            The Projections have been prepared or will be prepared in good faith based upon assumptions reasonably believed by the Loan Parties to be reasonable when made (it being understood that Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that the Projections are not a guarantee of financial performance and no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).

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Article VII.
COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01      Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)            Reporting Requirements. Furnish to each Agent and each Lender:

(i)             not later than 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, unaudited consolidated and consolidating balance sheets, income statement and statements of cash flows as at the end of such fiscal month substantially in the form provided to the Board of Directors of the Parent, all prepared in accordance with GAAP in all material respects, subject to the absence of footnotes and normal year-end adjustments; and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders;

(ii)            not later than 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, unaudited consolidated and consolidating balance sheets, income statement and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year (commencing with the financials delivered for the fiscal quarter ending June 30, 2023), and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

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(iii)           not later than 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries,

(A)            consolidated and consolidating balance sheets, income statement and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which report and opinion shall not include any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Parent or any of its Subsidiaries to continue as a going concern (except as resulting from to (x) the impending maturity of any indebtedness, or (y) the inability to demonstrate pro forma or prospective financial covenant compliance or a prospective financial covenant breach) or any qualification or exception as to the scope of such audit, and

(B)            copies of all final management letters, if any, submitted to any Loan Party by its auditors in connection with any annual audit of the books thereof;

(iv)            simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a Compliance Certificate:

(A)            stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B)            in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by (1) clause (i) of this Section 7.01(a), attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) clauses (ii) and (iii) of this Section 7.01(a), including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and

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(C)            in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching

(1)            a summary of all material insurance coverage maintained as of the date thereof by any Loan Party or any of its Subsidiaries and evidence that such insurance coverage meets the requirements set forth in Section 7.01, the Security Agreement and each Mortgage, together with such other related documents and information as the Administrative Agent may reasonably require,

(2)            [reserved], and

(3)            confirmation that there have been no material changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v)             no later than Wednesday of each calendar week, a customary liquidity “flash” report setting forth, among other things, the cash balances for the immediately preceding calendar week of the Loan Parties;

(vi)           [Reserved];

(vii)          not later than 45 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on at least a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries;

(viii)         promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(ix)            as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that would reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)            as soon as possible and in any event:

(A)            at least 10 days prior to any event or development that would reasonably be expected to result in or constitute an ERISA Event, and, to the extent not reasonably expected, in each case which would result in a Material Adverse Effect, within 5 days after the occurrence of any ERISA Event, notice of such ERISA Event (in reasonable detail),

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(B)            within three (3) Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan in each case which would result in a Material Adverse Effect, (C) within three (3) Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, in each case which would result in a Material Adverse Effect, or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA which would result in a Material Adverse Effect; and

(C)            within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;

(xi)            promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(xii)           as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof (A) copies of any material notices that any Loan Party executes or receives in connection with any Material Contract or any Merger Document and (B) a copy of any material notice received from any holder of its Indebtedness;

(xiii)           as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiv)          [reserved];

(xv)           [reserved];

(xvi)          [reserved];

(xvii)         [reserved];

(xviii)        [reserved];

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(xix)           simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(p), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents;

(xx)            within four (4) Business Days after the end of each fiscal month of the Parent and its Subsidiaries, a 13-week cash flow forecast of the Parent and its Subsidiaries (the “13-Week Cash Flow”), in form and substance satisfactory to the Agents (and if the Liquidity of the Parent and its Subsidiaries is less than $5 million at any time during a week, then commencing on Wednesday of the following week and for each week thereafter until the Liquidity of the Parent and its Subsidiaries for each day in the prior four weeks is greater than $5 million, as of the following week) and, in each case, together with a comparison of actual weekly disbursements, receipts and liquidity against the previously delivered 13-Week Cash Flow; provided further, that if for any week that a calculation of Liquidity is delivered, the 13-Week Cash Flow is more than 4 weeks old, an updated 13-Week Cash Flow shall also be delivered; and

(xxi)           promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party (including, without limitation, any Environmental, Social, and Corporate Governance information) as any Agent may from time to time may reasonably request.

Information required to be delivered pursuant to Section 7.01(a)(ii) or (iii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such information, or provides a link thereto on the Parent’s website on the Internet at http://www.wagwalking.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Parent’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent shall notify the Administrative Agent (by facsimile or email) of the posting of any such documents.

(b)            Additional Guarantors and Collateral Security.

(i)            If any additional Subsidiary is formed or acquired after the Effective Date, (ii) if any Subsidiary ceases to be an Excluded Subsidiary or (iii) if the Borrower, at its option, elects to cause a Domestic Subsidiary that is an Excluded Subsidiary, or to the extent reasonably acceptable to the Collateral Agent, a Foreign Subsidiary (including any consolidated Affiliate in which the Borrower and its Subsidiaries own no Equity Interest) to become a Loan Party, then, Parent or the Borrower will, other than with respect to clause (C), within fifteen (15) Business Days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after such newly formed or acquired Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary or the Borrower has made such election, notify the Collateral Agent there and cause each such Subsidiary to execute and deliver to the Collateral Agent promptly and in any event within 15 days after such notice (or such longer date as the Collateral Agent may agree in its sole discretion),

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(A)            a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor,

(B)            a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, and

(C)            within 60 days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion), to the extent required under the terms of this Agreement, one or more Mortgages creating on the owned real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property.

(ii)             Cause each Loan Party that is an owner of the Equity Interests of any Subsidiary to execute and deliver promptly a Pledge Amendment (as defined in the Security Agreement), together with (i) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (ii) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (iii) such opinions of counsel as the Collateral Agent may reasonably request and (iv) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

(iii)            Upon the acquisition by any Loan Party after the date hereof of any interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $250,000 promptly so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables) the Person that has acquired such New Facility shall furnish the same to the Collateral Agent within 90 days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion). The Borrower shall pay all fees and expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(b).

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(iv)            Take such action and execute, acknowledge and deliver, and cause each other Loan Party to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order

(A)            to carry out more effectively the purposes of this Agreement and the other Loan Documents and to create, perfect, protect or otherwise maintain the Liens granted (or purported to be granted) under the Loan Documents,

(B)            to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party,

(C)            to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and

(D)            to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.

In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party

(i)            authorizes each Agent to (x) subject to and in accordance with Section 8(b) of the Security Agreement, execute any such agreements, instruments or other documents in such Loan Party’s name and (y) file such agreements, instruments or other documents in any appropriate filing office to create, perfect, protect or otherwise maintain the Liens granted (or purported to be granted) under the Loan Documents, and

(ii)            authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Notwithstanding the foregoing, no Excluded Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above); provided, however,

(I)            that if the Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary are owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Excluded Subsidiary) and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in all Equity Interests of such Foreign Subsidiary owned by such Loan Party (provided, that such pledge shall be limited to 65% of the voting Equity Interests and 100% of all other Equity Interests to the extent the pledge of any greater percentage would result in adverse tax consequences to a Loan Party, as reasonably determined by the Borrower in consultation with the Administrative Agent).

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(c)           Compliance with Laws; Payment of Taxes.

(i)             Comply, and cause each of its Subsidiaries to comply in all material respects with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).

(ii)             Prevent, any ERISA Event by any of its ERISA Affiliates, or  prevent any of its ERISA Affiliates from adopting any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law.

(iii)            Prevent the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned, leased or operated by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws (other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect).

(iv)            Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all material Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)            Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified, with respect to each of its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

(e)            Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

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(f)            Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person; provided that the Borrower shall be afforded the opportunity to participate in any discussions with such independent accountants) with the agents and representatives of any Agent in accordance with this Section 7.01(f). Notwithstanding the foregoing,

(1)             only the Administrative Agent (or a representative designated by the Administrative Agent) may exercise any rights under this Section 7.01(f),

(2)             the Administrative Agent shall exercise such rights at any time during normal business hours and upon reasonable advance notice. (provided further that, if such rights are exercised more often than one time during any Fiscal Year, the Administrative Agent may exercise its rights under this Section 7.01(f) at its sole expense for any subsequent inspections),

(3)             so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be required to reimburse the Administrative Agent for the cost of any environmental inspection, except for one Phase I Environmental Site Assessment for each owned real property that is subject to a Mortgage in any 24-month period, and

(4)             prior to any visit or inspection by the Administrative Agent, any representative thereof shall have agreed in writing to comply with confidentiality provisions substantially similar to those set forth in this Agreement or shall otherwise be bound by professional ethics rules or regulations or agreements that require such representative to maintain confidentiality generally;

provided further that, notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter

(i)             that constitutes non-financial trade secrets or non-financial proprietary information of the Parent, the Borrower and/or any of their respective Subsidiaries, customers and/or suppliers,

(ii)             in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, provided that, with respect to this clause (ii), the Borrower shall (A) make the Administrative Agent aware that information is being withheld (to the extent permitted by Requirements of Law) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such Requirements of Law,

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(iii)            that is subject to attorney-client or other legal privilege or constitutes attorney work product, provided that, with respect to this clause (iii), the Borrower shall (A) make the Administrative Agent aware that information is being withheld and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such attorney-client or other legal privilege or

(iv)            in respect of which the Parent, the Borrower or any Subsidiary owes confidentiality obligations to any third party, provided that, with respect to this clause (iv), the Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

(g)           Maintenance of Properties, Etc.

(i)              Keep the Collateral free of any Environmental Lien;

(ii)             Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its real and personal properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply would not reasonably be expected to have a Material Adverse Effect.

(iii)            Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits in all material respects;

(iv)            Take all commercially reasonable steps to prevent any Release or threatened Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(v)            Provide the Collateral Agent with written notice within ten (10) days of any of the following:

(A)            discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case would reasonably be expected to result in a Material Adverse Effect;

(B)            notice that an Environmental Lien has been filed against any Collateral; or

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(C)            an Environmental Claim or Environmental Liabilities that would reasonably be expected to result in a Material Adverse Effect; and provide such reports, documents and information as the Collateral Agent may reasonably request from time to time with respect to any of the foregoing

(h)           Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (ii) required by any Requirement of Law and (iii) required by any Material Contract. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by Borrower or any of its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and the Borrower, in consultation with the Collateral Agent, shall each have the right (and no other parties shall have such right), in the name of the Lenders, any Loan Party and its Subsidiaries, (x) to file claims under any insurance policies, (y) without duplication of any prepayments required to be made pursuant to Section 2.05(c) with any proceeds of any such insurance policies and subject to the exclusions, limitations and exceptions set forth therein (to the extent applicable), to receive and give acquittance for any payments that may be payable thereunder, and (z) to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)            Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action would not reasonably be expected to have a Material Adverse Effect.

(j)            [Reserved].

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(k)            Senior Indebtedness Status. The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any other similar term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

(l)            Use of Proceeds. Use the proceeds of the Term Loans only for the purposes specified in Section 6.01(s). The Borrower will not request any credit extension, and the Borrower shall not use, and shall procure that any Loan Party and its or their respective directors, officers and employees shall not use, the proceeds of the Term Loans

(A)            in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws,

(B)            for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country,

(C)            in any manner that would result in the violation of any Sanctions applicable to any party hereto, or

(D)            for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(m)           Investment Company Act of 1940. Prevent any Loan Party and each Subsidiary from engaging in any business, entering into any transaction, using any securities or from taking any other action that would permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(n)            [Reserved].

(o)           Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i)              Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers and employees with all Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii)             Comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Money Laundering Laws and Sanctions.

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(iii)            Cause each Loan Party and, to the best knowledge of any Loan Party, any director, officer or employee of any Loan Party to not engage in any activity that would breach in any material respect any Anti-Corruption Law.

(iv)            Notify the Administrative Agent of any action, suit or investigation by any court or Governmental Authority in relation to an alleged material breach of the Anti-Corruption Law (promptly after learning of any such action, suit or investigation).

(v)            Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would cause a material breach any Anti-Corruption Law by any Loan Party.

(vi)            To the extent necessary for compliance with the “know your customer/borrower” requirements of the Anti-Money Laundering Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent, and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with Anti-Money Laundering Laws.

(p)           Lender Meetings. Upon the reasonable request of any Agent, participate in a meeting with the Agents and the Lenders at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and such Agent) at such time as may be agreed to by the Borrower and such Agent.

(q)           Board Observation Rights.

(i)              The Administrative Agent shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (with expenses related thereto not to exceed $15,000 per Fiscal Year) (a “BOD Meeting”) of the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) of the Parent (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries at any such meetings. BOD Meetings shall be held at least once per fiscal quarter, which may be within ten (10) days before the beginning of such fiscal quarter or within ten (10) days after the end of such fiscal quarter. The Board Observer shall be timely notified of the time and place of any BOD Meetings and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of the Parent (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting).

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(ii)             The Board Observer shall have the right to receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of the Parent (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and information confidential in accordance with Section 12.19 of this Agreement.

(iii)            Notwithstanding the foregoing,

(x)            the Parent and its Subsidiaries shall have the right to exclude the Board Observer from access to any material or any meeting or portion thereof if

(A)            access to such information or attendance at such meeting or portion thereof would, in the reasonable discretion of the respective Board of Directors (or relevant committee thereof), adversely affect the attorney-client privilege or any other legally recognized professional privilege held by the Parent or any of its Subsidiaries,

(B)            the Board Observer, the Administrative Agent, the Collateral Agent, any Lender, this Agreement, any other Loan Document, the Warrants, any Equity Document or any other matter that is exclusively related to or arising out of the Obligations or the Warrants is the subject matter under discussion or the subject of such materials or such meeting (or portion thereof),

(C)            such exclusion or denial is necessary or advisable, in the reasonable discretion of the respective Board of Directors (or relevant committee thereof), to discharge the applicable directors’ or managers’ fiduciary duty, or

(D)            the respective Board of Directors (or relevant committee thereof) in good faith believes that there is a legitimate business interest for such exclusion as a result of a conflict or potential conflict of interest with the Board Observer or such exclusion is reasonably prudent with respect to maintaining the confidential nature of the material or meeting or portion thereof;

provided that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion (to the extent reasonably severable),

(y)            in no event shall the Board Observer be, be deemed to be or constitute a member of any Board of Directors (or any relevant committee thereof) or have any rights to vote on or consent to any matter discussed at a meeting of such Board of Directors (or any relevant committee thereof) or otherwise requiring the vote or consent of such Board of Directors (or any relevant committee thereof), and

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(z)            the board observation rights granted to the Administrative Agent hereunder shall not be transferable under any circumstances, including in connection with an assignment or participation of any interest in the Loans or Commitments hereunder held by the Administrative Agent or any of its Affiliates or Related Funds.

Section 7.02      Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)            Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)            Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)            Fundamental Changes; Dispositions.

(i)             Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as

(A)            no other provision of this Agreement would be violated thereby,

(B)            such Loan Party gives the Agents at least 30 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing),

(C)            no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction,

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(D)            the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and

(E)            the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to the Security Agreement and the Equity Interests of such Subsidiary is the subject of the Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation;

(ii)            Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired or less than all of the Equity Interests of any Subsidiary (except to qualified directors if required by law) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions; and

(iii)            the Parent and its Subsidiaries may consummate the Transactions as contemplated by, and in compliance with, the Transaction Documents.

(d)            Change in Nature of Business.

(i)             Make, or permit any of its Subsidiaries to make, any change in the nature of its primary business as described in Section 6.01(l).

(ii)             Permit the Parent to have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries and being a public reporting company).

(e)            Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)            Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g)            Corporate Practice of Medicine. To the extent any license from, or any registration with, any Governmental Authority is required, engage in any activities related to the corporate practice of veterinary medicine (including the employment of, or contracting with, veterinarians, and the ownership of veterinary hospitals, clinics and practices or the provision of management or administrative services in the connection with the practice of veterinary medicine).

(h)            Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i)            [Reserved].

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(j)            Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except

(i)             transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and, to the extent involving payments or consideration payable by the Parent or any of its Subsidiaries to such Affiliate in excess of $500,000 in the aggregate during any fiscal year for such transaction, that are fully disclosed to the Agents prior to the consummation thereof,

(ii)             transactions with another Loan Party,

(iii)            transactions permitted by Section 7.02(e) and Section 7.02(h),

(iv)            sales or issuances of Qualified Equity Interests of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith,

(v)            reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary, and

(vi)            the consummation of the Transactions.

(k)            Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Negative Pledges. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party

(i)              to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries,

(ii)             to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries,

(iii)            to make loans or advances to any Loan Party or any of its Subsidiaries,

(iv)            to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing, or

(v)            to enter into any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation;

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provided, however, that nothing in any of clauses (i) through (v) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)            this Agreement and the other Loan Documents;

(B)            any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)            any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)            in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)            customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)            customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder;

(G)            customary restrictions in contracts that prohibit the assignment of such contract; or

(H)            restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

(l)            Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)              Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Material Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Material Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Material Indebtedness, would increase the interest rate applicable to such Material Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Material Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Material Indebtedness in any material respect;

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(ii)             except for the Obligations,

(A)            make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption of any of its or its Subsidiaries’ Material Indebtedness (including any unsecured debt, subordinated debt, junior lien debt and/or preferred equity),

(B)            refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness),

(C)            make any payment, prepayment, redemption or repurchase of any Subordinated Indebtedness (including any unsecured debt, subordinated debt, junior lien debt and/or preferred equity) in violation of the subordination provisions thereof or any subordination agreement with respect thereto;

(iii)            amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or

(iv)            agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract or any Merger Document if such amendment, modification, change or waiver would be materially adverse to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.

(m)            [Reserved].

(n)            Designation of Senior Debt. The Parent shall not, nor permit any of its Subsidiaries to, designate any Indebtedness, other than the Obligations as “Senior Indebtedness” (or any comparable term enabling the holders thereof to issue payment blockages and exercise other remedies in connection therewith or related thereto) under any documentation with respect to any Subordinated Indebtedness of Parent and each of its Subsidiaries.

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(o)            [Reserved].

(p)            Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

Section 7.03      Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, and shall cause its Subsidiaries not to, unless the Required Lenders shall otherwise consent in writing:

(a)            Revenue. Permit revenue of the Parent and its Subsidiaries for the twelve-month period ended on a date set forth below to be less than the amount set forth opposite such date:

Period End	Revenue
August 31, 2022	$28,176,336
September 30, 2022	$29,327,317
October 31, 2022	$30,525,860
November 30, 2022	$31,805,848
December 31, 2022	$33,023,431
January 31, 2023	$34,301,784
February 28, 2023	$35,513,801
March 31, 2023	$36,694,185
April 30, 2023	$37,857,179
May 31, 2023	$38,627,508
June 30, 2023	$39,684,795
July 31, 2023	$41,522,155
August 31, 2023	$41,773,736
September 30, 2023	$43,373,586
October 31, 2023	$44,974,199
November 30, 2023	$46,506,503
December 31, 2023	$47,953,874
January 31, 2024	$49,432,695
February 29, 2024	$50,800,725
March 31, 2024	$52,143,884
April 30, 2024	$53,384,895
May 31, 2024	$54,617,263
June 30, 2024	$55,839,362
July 31, 2024	$57,085,653
August 31, 2024	$58,326,258
September 30, 2024	$59,514,814
October 31, 2024	$60,738,338
November 30, 2024	$61,957,040
December 31, 2024	$63,160,404
January 31, 2025	$64,302,960
February 28, 2025	$65,433,243
March 31, 2025	$66,599,019
April 30, 2025	$67,760,170
May 31, 2025	$68,964,473
June 30, 2025	$70,184,172
July 31, 2025	$71,500,000

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(b)            Liquidity. Permit Liquidity to be less than $5 million at any time.

Article VIII.
CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS

Section 8.01      Cash Management Arrangements.

(a)            The Loan Parties shall

(i)             establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and

(ii)             except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party and remittances on credit card sales) into a Cash Management Account.

(b)            Within 30 days after the Effective Date, (or such longer period as agreed to in writing by the Collateral Agent), the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account From and after the date that is 30 days following the Effective Date, (or such longer period as agreed to in writing by the Collateral Agent), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c)            So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) within 30 days after the opening or acquisition of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement; provided that such Cash Management Account shall remain a Petty Cash Account until such time as such account is subject to a Control Agreement.

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(d)            Collateral Agent shall exercise any remedies against any deposit accounts subject to a Control Agreement only after the occurrence and during the continuance of an Event of Default hereunder.

Article IX.
EVENTS OF DEFAULT

Section 9.01      Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)            the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days or (ii) all or any portion of the principal of the Loans (other than any such payment declined by a Lender pursuant to Section 2.05(g));

(b)            any representation or warranty made or deemed made by or on behalf of any Loan Party under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c)            (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(d), Section 7.01(f), Section 7.01(k), Section 7.01(o), Section 7.02 or Section 7.03 (subject to Section 9.02) or Article VIII; (ii) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a), and such failure continues for a period of two (2) Business Days;

(d)            (i) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it or (ii) any Loan Party shall fail to perform or comply with any term, covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party, and, in each case, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)            the Parent or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $500,000, and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

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(f)            the Parent or any of its Subsidiaries

(i)              shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property,

(ii)             shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally,

(iii)            shall make a general assignment for the benefit of creditors, or

(iv)            shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)            any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)            any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof against any Loan Party shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)            the Security Agreement, any Mortgage or any other Collateral Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any material portion of the Collateral purported to be covered thereby;

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(j)            one or more final judgments, orders or awards for the payment of money exceeding $500,000 in the aggregate, excluding any amounts covered by indemnity or by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 15 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)            [reserved];

(l)            [reserved];

(m)           [reserved];

(n)           [reserved];

(o)            there shall occur one or more ERISA Events that individually or in the aggregate results in, or would reasonably be expected to result in, a Material Adverse Effect;

(p)           [reserved];

(q)           [reserved]; or

(r)            a Change of Control shall have occurred,

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower,

(i)            terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced,

(ii)            declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and

(iii)            exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents;

provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

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Section 9.02       Cure Right. In the event that the Borrower fails to comply with the requirements of any financial covenant set forth in Section 7.03(a), until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal month hereunder, the Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof to increase revenue, with respect to such applicable month (the “Cure Right”); provided that

(a)            such proceeds are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal month hereunder,

(b)            such proceeds do not exceed the aggregate amount necessary to cause the Borrower to be in compliance with the financial covenant in Section 7.03(a) for such period,

(c)            the Cure Right shall not be exercised more than five (5) times during the term of the Loans,

(d)            in each period of twelve fiscal months, there shall be at least 9 fiscal months during which the Cure Right is not exercised, and no Cure Right shall have been made in respect of the immediately previous fiscal month,

(e)            the remedies applicable under Section 9.01, will not be applicable until the expiration of the ten (10) Business Day period referred to in clause (a) above, unless the Borrower has not received the proceeds of such proceeds on or prior to such date,

(f)             such proceeds shall be included in the calculation of revenue solely for purposes of determining compliance with the financial covenant in Section 7.03(a) and shall be disregarded for all other purposes hereunder, and

(g)            such proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(v).

If, after giving effect to the foregoing pro forma revenue adjustment, the Borrower is in compliance with the financial covenant set forth in Section 7.03(a), the Borrower shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03(a) that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03(a) and shall not result in any adjustment to any amounts other than the amount of the revenue referred to in the immediately preceding sentence.

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Article X.
AGENTS

Section 10.01      Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:

(i)            to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received;

(ii)           to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders;

(iii)          to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters;

(iv)          to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document;

(v)          to make the Loans on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document;

(vi)          to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document;

(vii)         to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document;

(viii)        subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and

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(ix)           to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.

As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02      Nature of Duties; Delegation.

(a)            The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter; provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)            Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the applicable Agent.

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Section 10.03      Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents

(i)            may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent;

(ii)            may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts;

(iii)          make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents;

(iv)          shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person;

(v)           shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(vi)          shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, and

(vii)         shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution; provided, however, that in the event that the Administrative Agent becomes aware that a Lender or Participant (or a prospective Lender or Participant) is a Disqualified Institution, the Administrative Agent shall promptly notify the Borrower; provided, further, that the Administrative Agent shall not be liable for the failure to provide such notice in good faith.

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The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04      Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05      Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders (other than the Agents) will, within five days of written demand by such Agent, reimburse such Agent and such Related Parties for, pay, indemnify and hold such Agent and such Related Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, and any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not brought by or against any Indemnitee, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Party’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

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Section 10.06      Agents Individually. With respect to its Pro Rata Share of the Total Term Loan Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07      Successor Agent.

(a)            Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower; provided that in no event shall any such successor Agent be a Disqualified Institution. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Agent; provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            With effect from the Resignation Effective Date,

(i)            the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and

(ii)           all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.

Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

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Section 10.08      Collateral Matters.

(a)            The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04; provided, that, unless a Default or Event of Default has occurred and is continuing, prior to the Collateral Agent incurring any such Collateral Agent Advances, (i) the Collateral Agent shall first provide the Borrower the opportunity to take such actions or make such disbursements to avoid the incurrence of such Collateral Agent Advances, and (ii) the Collateral Agent shall consult with the Borrower regarding such Collateral Agent Advances. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to the Term Loans that are Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b)            The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Term Loan Commitment and payment and satisfaction in full in cash, of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; to a person that is not a Loan Party; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b); provided further that the release of any Guarantor from the Guaranty and the other Collateral Documents, solely as a result of such Subsidiary not being a wholly owned Subsidiary of one or more Loan Parties, shall not occur unless either (A) it is the result of a bona fide sale or other Disposition of Equity Interests to a third party in an arms’ length third-party transaction or (B) in the case of any other sale of Equity Interests, the investment of the fair market value (as reasonably determined by the Borrower) of the balance of the equity interests would have been otherwise permitted as an Investment in an entity that is not a Loan Party.

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(c)            Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party or otherwise not subject to such release.

(d)            Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that

(i)            no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof,

(ii)           in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and

(iii)          the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold

(A)            at any public or private sale,

(B)            at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code),

(C)            at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or

(D)            any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

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(e)            The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09      Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10      No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

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Section 10.11      No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12      No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13      Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)            is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)            expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)            agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14      Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

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Section 10.15      [Reserved].

Section 10.16      [Reserved].

Section 10.17      Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.18      Erroneous Distribution. If all or any part of any payment or other distribution by or on behalf of the Administrative Agent to any Borrower, Lender, or other Person is determined by the Administrative Agent in its sole discretion to have been made in error as determined by the Administrative Agent (any such distribution, an “Erroneous Distribution”), then the relevant Borrower, Lender, or other Person shall forthwith on written demand (accompanied by a reasonably detailed calculation of such Erroneous Distribution) repay to the Administrative Agent the amount of such Erroneous Distribution received by such Person. Any determination by the Administrative Agent, in its sole discretion, that all or a portion of any distribution to a Borrower, Lender, or other Person was an Erroneous Distribution shall be conclusive absent manifest error. Each Borrower, Lender, and other potential recipient of an Erroneous Distribution hereunder waives any claim of discharge for value and any other claim of entitlement to, or in respect of, any Erroneous Distribution.

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Article XI.
GUARANTY

Section 11.01      Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower and the other Guarantors now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02      Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)            any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

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(d)            the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)            any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)             any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03      Waiver.

Each Guarantor hereby waives

(i)             promptness, diligence, presentment, protest, marshaling and demand,

(ii)            notice of acceptance, dishonor, default and nonpayment, and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral,

(iii)            any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral,

(iv)           any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and

(v)            any other defense available to any Guarantor.

Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

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Section 11.04      Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall

(a)            remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI,

(b)            be binding upon each Guarantor, its successors and assigns and

(c)            inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.

Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05      Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Agent for the benefit of the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment under Article X to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06      Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. Any right of contribution of any Guarantor under this Section 11.06 shall be subject to.

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“Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.

“Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.

“Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Article XII.
MISCELLANEOUS

Section 12.01      Notices, Etc.

(f)             Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Wag Labs, Inc.
55 Francisco Street
San Francisco, California 94133
Attention: Chief Financial Officer
Telephone: 650-919-3983
Email: alec.davidian@wagwalking.com

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with a copy to:

Wag Labs, Inc.
55 Francisco Street
San Francisco, California 94133
Attention:  Chief Legal Officer
Email: legal@wagwalking.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:

Blue Torch Finance, LLC
c/o Blue Torch Capital LP
150 East 58th Street, 18th Floor
New York, New York 10155
Email: BlueTorchAgency@alterdomus.com

with a copy to:

SEI – Blue Torch Capital Loan Ops
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
Telecopier: (469) 709-1839
Email: bluetorch.loanops@seic.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(g)            Electronic Communications.

(i)            Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

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(ii)           Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02      Amendments, Etc.

(a)            No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed

(x)            in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower (or by the Borrower on behalf of the Borrower),

(y)           in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and

(z)            in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower (or by the Borrower on behalf of the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

provided, however, that no amendment, waiver or consent shall:

(i)            increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender (except in connection with the waiver of Post-Default Rate (which shall be effective with the consent of the Required Lenders);

(ii)           [reserved];

(iii)          change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender directly affected thereby;

(iv)          amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender directly affected thereby;

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(v)           release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; provided, that the Required Lenders may elect to release all or a substantial portion of the Collateral without the requirement to obtain the written consent of each Lender if such release is in connection with (x) an exercise of remedies by the Collateral Agent at the direction of the Required Lenders pursuant to Section 9.01 or (y) any Disposition of all or a substantial portion of the Collateral by one or more of the Loan Parties with the consent of the Required Lenders after the occurrence and during the continuance of an Event of Default so long as such Disposition is conducted in a commercially reasonable manner as if such Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC; or

(vi)          amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender directly and adversely affected thereby.

(b)            Notwithstanding anything to the contrary in Section 12.02(a):

(i)            no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii)            any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;

(iii)          any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a “Collateral Document”) may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;

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(iv)          no consent of any Loan Party shall be required to change any order of priority set forth in Section 4.03; and

(v)           the Administrative Agent and the Borrower may enter into an amendment to this Agreement pursuant to Section 2.07(g) to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable.

(c)            If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent and their respective Affiliates and Related Funds (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Extending Lenders, the Administrative Agent and the Borrower to permit the Extended Term Loans in accordance with Section 2.13, it being understood that each Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Section 12.03      No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

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Section 12.04      Expenses; Attorneys’ Fees. The Borrower will pay upon presentation of an invoice in the form of a reasonably detailed summary statement (within 30 days after written demand therefor), all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Administrative Agent (limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket legal fees and expenses of (x) one firm of counsel to the Administrative Agent and if reasonably necessary, one local firm of counsel for the Administrative Agent and the Lenders (to be retained by the Administrative Agent), taken as a whole, in each relevant jurisdiction)), and (y) in the case of an actual or perceived conflict of interest, one additional primary legal counsel for each group of similarly situated Lenders and/or Agent (and, if necessary or appropriate, one additional local counsel in each relevant jurisdiction)) accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:

(a)            the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)),

(b)            any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given,

(c)            the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents,

(d)            the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith,

(e)            the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document,

(f)             the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document,

(g)             the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document,

(h)            any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document,

(i)             any attempt to collect from any Loan Party,

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(j)             any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest,

(k)            any Environmental Lien,

(l)             [reserved], or

(m)            the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document, if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05      Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07      Assignments and Participations.

(a)            This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

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(b)            Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities (other than a Disqualified Institution) all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Administrative Agent and, so long as no Event of Default under Section 9.01 shall have occurred and be continuing, the Borrower (not to be unreasonably withheld, delayed or conditioned); provided, however, that

(i)            no written consent of the Administrative Agent or the Borrower shall be required in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender (other than Affiliates that are portfolio companies, for which Borrower consent to assignment shall be required); and

(ii)           other than with respect to any proposed assignment to any Person that is a Disqualified Institution (with respect to which the Borrower’s consent shall always be required and shall never be deemed given), the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof; provided that Parent shall receive a copy of the notice delivered by the Administrative Agent to the Borrower notifying of such proposed assignment; provided, further, that any purported assignment to any Person that is a Disqualified Institution and/or without any consent required by this Section 12.07 shall be voidable.

(c)            Assignments shall be subject to the following additional conditions:

(i)            Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), and

(ii)            The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) and all documentation and other information that such Lender reasonably requests that is required to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act;

(iii)           No such assignment shall be made to

(A)            any Loan Party, any holder of Equity Interests of Parent (other than the Warrants) or any of their respective Affiliates,

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(B)            any Disqualified Institution, or

(C)            any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 12.07(c)(iii) above, or if any Person becomes a Disqualified Institution after the applicable trade date, the Borrower may, at its sole expense, upon notice to the applicable Disqualified Institution and the Administrative Agent, terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower (without any interest or Applicable Premium) owing to such Disqualified Institution in connection with such Commitment.

(d)            Upon such execution, delivery and acceptance, from and after the recordation on the Register, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)            By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)            other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto;

(ii)            the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto;

(iii)          such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)          such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;

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(v)           such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and

(vi)          such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)             The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and binding for all purposes and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(g)            Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h)            A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i)             If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(j)             Any Lender who purchases or is assigned or participates in any portion of a Loan shall comply with Section 2.07.

(k)             Each Lender may sell participations to one or more banks or other entities (other than any Disqualified Institution) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments the Loans made by it); provided, that

(i)            such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged;

(ii)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iii)          a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except

(A)            action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans,

(B)            action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or

(C)            actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).

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The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided that no participant shall be entitled to receive any greater payment under Section 2.09 or 2.10 than the participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant participates in the Loan.

(l)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall reasonably cooperate with such Lender and its Affiliates to effect a Securitization (at the sole expense of such Lender and its Affiliates), including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.08      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other notices of requests, waivers and consents) and/or any Loan Documents, shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and the New York State Electronic Signatures and Records Act. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09      Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

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Section 12.10      Consent to Jurisdiction; Service of Process and Venue.

(a)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)            Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

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(c)            Each Loan Party hereby irrevocably appoints the Borrower as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address in Section 12.01(a), and such Loan Party hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the jurisdiction in which it is domiciled or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11      Waiver of Jury Trial, Etc. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12      Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13      No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14      Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

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Section 12.15      Indemnification; Limitation of Liability for Certain Damages.

(a)            In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable and documented or invoiced out-of-pocket attorneys’ fees, costs and expenses of (x) one firm of counsel for all Indemnitees, taken as a whole, in each relevant jurisdiction, and (z) solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Loan Parties of the existence of such conflict and thereafter retains its own counsel, one other firm of counsel for such affected Indemnitee (and if reasonably necessary, one local firm of counsel for which such affected Indemnitee in each relevant jurisdiction)) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:

(i)            the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document, of any Environmental Claim or any other document executed in connection with the transactions contemplated by this Agreement,

(ii)           any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof,

(iii)           the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided,

(iv)          any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or

(v)          any claim, litigation, including any Environmental litigation, investigation or proceeding relating to or arising out of any of the foregoing,

whether or not any Indemnitee is a party thereto and whether or not brought by or against any Indemnitee (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by (i) the bad faith, gross negligence or willful misconduct of such Indemnitee, or (ii) a material breach of the obligations of such Indemnitee to the Loan Parties under the Loan Documents, in each case, to the extent such Indemnified Matter (x) is determined by a final non-appealable judgment of a court of competent jurisdiction or (y) arises out of any proceeding that does not involve an act or omission by any Loan Party or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought by an Indemnitee against the Administrative Agent in its capacity as such, in which case, such indemnity shall apply with respect to the Administrative Agent to the extent otherwise applicable pursuant to the foregoing).

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(b)            The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)            No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)            The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16      Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17      Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

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Section 12.18      Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

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The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19      Confidentiality. Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies and with a degree of care that it would apply to its own confidential information, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person or which should reasonably be understood to be confidential (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information); provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information

(i)             to its Affiliates (other than portfolio companies), its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this or is subject to other customary confidentiality obligations);

(ii)            to any other party hereto;

(iii)           to any assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19);

(iv)           to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority (in which case the Agents and/or the Lenders, as applicable, agree, to the extent practicable and not prohibited by any Requirement of Law, to inform the Borrower promptly thereof prior to disclosure);

(v)            to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency;

(vi)           in connection with any litigation to which any Agent or any Lender is a party relating to this Agreement, any Loan Document or the Transactions (in which case the Agents and/or the Lenders, as applicable, agree, to the extent practicable and not prohibited by any Requirement of Law, to inform the Borrower promptly thereof prior to disclosure (except in connection with any request as part of a regulatory examination or other regulatory audit or investigation));

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(vii)          in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(viii)         to any other Person if such information is general portfolio information that does not identity the Loan Parties, or

(ix)           with the consent of the Borrower;

provided, further that each party hereto agrees that no disclosure of any such information shall be made to any Disqualified Institution (other than such information that is otherwise publicly available).

In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Section 12.20      Public Disclosure. Each Lender and Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Loan Party, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent, Loan Party or such Lender, except to the extent that such Lender, Loan Party or such Affiliate is required to do so under applicable law (in which event, such Lender, Loan Party or such Affiliate will consult with such Agent, Loan Party or such Lender before issuing such press release or other public disclosure). Each Lender and Loan Party hereby authorizes each Agent, Loan Party and each Lender, after consultation with the Borrower and the Agent, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent, Loan Party or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent, Loan Party or such Lender shall deem appropriate.

Section 12.21      Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22      USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

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Section 12.23      Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.24      Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 12.25      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.26      Release of Liens and Guarantees.

(a)            A Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Loan Party (other than the Parent and the Borrower) ceases to be a Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party) or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Loan Party ceases to be a wholly owned Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

Upon any sale or other transfer by any Loan Party (other than to Parent, the Borrower or any Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Documents in any Collateral, the security interests in such Collateral created by the Collateral Documents shall be automatically released. Upon the release of Parent or any Loan Party from its guarantee in compliance with this Agreement, the security interest in any Collateral owned by Parent or such Subsidiary created by the Collateral Documents shall be automatically released.

Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section 12.26, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

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(b)            The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(a).

(c)            Each of the Lenders irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 12.26. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 12.26.

(d)            In each case of this Section 12.26, upon the Collateral Agent’s reasonable request, the Borrower shall deliver to the Administrative Agent and Collateral Agent a certificate of an Authorized Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents and that such release is not prohibited hereby.

Section 12.27      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such (1) Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the letters of credit or the Commitments, (2) is not a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with the Lender are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is substantially similar to Section 406 of ERISA or Section 4975 of the Code and (3) is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, subject to Section 4975 of the Code,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement,

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(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the letters of credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
CHW MERGER SUB INC.

By:
Name:
Title:

WAG LABS, INC

By:
Name:
Title:

PARENT:
WAG! GROUP CO.

By:
Name:
Title:

GUARANTORS:

COMPARE PET INSURANCE SERVICES, INC.

By:
Name:
Title:

WAG WELLNESS, INC.

By:
Name:
Title:

[Signature Page to Financing Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:
BLUE TORCH FINANCE, LLC

By:
Name:
Title:

[Signature Page to Financing Agreement]

LENDERS:

By:
Name:
Title:

[Signature Page to Financing Agreement]